EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

FPL GROUP, INC.

FRM HOLDINGS, LLC

WPRM ACQUISITION SUBSIDIARY, INC.

and

GEXA CORP.

Dated as of March 28, 2005

Table of Contents

			Page

ARTICLE I THE MERGER			1
1.1	The Merger		1
1.2	Closing		2
1.3	Effective Time		2
1.4	Articles of Incorporation and By-Laws		2
1.5	Officers and Directors		2

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES			3
2.1	Effect on Capital Stock		3
	(a)	Capital Stock of Sub	3
	(b)	Exchange Ratio for GEXA Common Stock	3
	(c)	Cancellation of Treasury Stock	3
2.2	Exchange of Certificates		3
	(a)	Exchange Agent	3
	(b)	Exchange Procedures	4
	(c)	Distributions with Respect to Unexchanged Shares	4
	(d)	No Further Ownership Rights in GEXA Common Stock	5
	(e)	No Fractional Shares	5
	(f)	Termination of Exchange Fund	5
	(g)	No Liability	5
	(h)	Withholding Rights	5
	(i)	Lost Certificates	5
2.3	Stock Options and Warrants		5
			6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF GEXA AND FPL GROUP			7

GEXA has provided the FPL Parties with true and complete copies of all Material Contracts. Each of the Material Contracts is in full force and effect in all material respects and constitutes a valid and binding obligation of GEXA and, to GEXA’s knowledge, of the other parties thereto and is enforceable against the parties thereto in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws limiting creditors’ rights generally and to general equitable principals. Neither GEXA nor any of its Subsidiaries is in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in such a default under any Contract to which GEXA or any of its Subsidiaries is a party or by which either of them is bound or to which any of the assets of GEXA or any of its Subsidiaries is subject, other than as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect as to GEXA. If the GEXA Third Party Consents are obtained, the consummation of the transactions contemplated by this Agreement do not and will not conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Material Contract.

3.1	Representations and Warranties of GEXA		7
	(a)	Organization, Standing and Corporate Power; Subsidiaries	7
	(b)	Articles of Incorporation and By-Laws	8
	(c)	Capitalization	8
	(d)	SEC Documents; Financial Statements	9
	(e)	Authority	9
	(f)	Compliance with Applicable Laws; Permits	10
	(g)	Government Approvals; Required Consents	10
	(h)	Non-Contravention	11
	(i)	Litigation	11
	(j)	Taxes and Related Tax Matters	12
	(k)	Certain Agreements	13
	(l)	Employee Benefits	13
	(m)	Contracts	16
	(n)	Environmental Matters	18
	(o)	Absence of Certain Changes of Events	19
	(p)	Information Supplied	19
	(q)	Real Estate	20
	(r)	Intellectual Property	20
	(s)	Accounts Receivable	21
	(t)	Customers	21
	(u)	Investment Company Act	21
	(v)	Brokers or Finders	22
	(w)	Vote Required	22
	(x)	Opinion of Financial Advisor	22
	(y)	Intentionally Omitted	22
	(z)	Ownership of FPL Group Common Stock	22
	(aa)	Appraisal Rights and Dissenters’ Rights	22
	(bb)	Insurance	22
	(cc)	GEXA Gold	23
	(dd)	Regulatory Matters	23
	(ee)	PUHCA; Regulation as Utility	23
	(ff)	Full Disclosure; Absence of Undisclosed Liabilities; Material Adverse Effect	24
	(gg)	Material Adverse Change	24

3.2	Representations and Warranties of FPL Group and Sub		24
	(a)	Organization, Standing and Corporate Power; Subsidiaries	24
	(b)	Certificate of Incorporation and By-Laws or Equivalent Organizational Documents	24
	(c)	Capitalization	25
	(d)	Authority	25
	(e)	Government Approvals, Required Consents	25
	(f)	Non-Contravention	26
	(g)	Information Supplied	26
	(h)	Brokers or Finders	26
	(i)	Intentionally Omitted	27
	(j)	Taxes and Related Tax Matters	27
	(k)	SEC Documents; Financial Statements	27
	(l)	No FPL Group Stockholder Vote	28
	(m)	Ownership of GEXA Common Stock	28
	(n)	Material Adverse Change	28

ARTICLE IV COVENANTS			28
4.1	Mutual Covenants of FPL Group and GEXA		28
	(a)	Confidentiality	28
	(b)	Publicity	29
	(c)	Preparation of the Proxy Statement and the Registration Statement	29
	(d)	Satisfaction of Conditions; Additional Agreements	29
	(e)	Other Actions	29
	(f)	Cooperation; Notification	30
	(g)	Legal Conditions to Merger	30
4.2	Covenants of GEXA		30
	(a)	Ordinary Course	30
	(b)	GEXA Stockholder Meeting	33
	(c)	No Solicitation	34
	(d)	Affiliates	36
	(e)	Access to Information	36
	(f)	Audited Financial Statements	36
	(g)	Balance Sheet; Working Capital Calculation	36
4.3	Listing		37
4.4	Retail Electric Provider License		37

ARTICLE V ADDITIONAL AGREEMENTS			37
5.1	Additional Agreements; Reasonable Efforts		37
5.2	Employee Matters		37
5.3	Directors and Officers		37
5.4	Tax Matters		38
5.5	Limitation of Liability		39

ARTICLE VI CONDITIONS PRECEDENT			39
6.1	Conditions to the Obligations of the FPL Parties and GEXA to Effect the Merger		39
	(a)	Stockholder Approval	39
	(b)	Registration Statement	39
	(c)	Blue Sky Laws	39
	(d)	Listing	39
	(e)	No Injunctions or Restraints	40
	(f)	HSR Act	40
	(g)	Governmental Approvals	40
	(h)	Fairness Opinion	40
6.2	Conditions to the Obligations of the FPL Parties		40
	(a)	Accuracy of Representations and Warranties	40
	(b)	Performance of Agreements	41
	(c)	No Material Adverse Change	41
	(d)	GEXA Third Party Consents	41
	(e)	Employment Agreement and Escrow Agreement	41
	(f)	Legal Opinion	41
	(g)	Terminated Contracts	41
	(h)	Intentionally Omitted	41
	(i)	Intentionally Omitted	41
	(j)	Tax Opinion	41
	(k)	Affiliate Letters	41
	(l)	Liens	41
	(m)	Substantive Consolidation Opinion	41
	(n)	Option Amendments	42
	(o)	Accounting Matters	42
	(p)	Continental Agreement	42
	(q)	Retail Electric Provider License	42
	(r)	Closing Balance Sheet; Working Capital Statement	42
	(s)	Intellectual Property Assignment	42
	(t)	TBCL	42
6.3	Conditions to the Obligations of GEXA		42
	(a)	Accuracy of Representations and Warranties	42
	(b)	Performance of Agreements	42
	(c)	Intentionally Omitted	42
	(d)	Tax Opinion	42
	(e)	D&O Tail Policy	42
	(f)	Legal Opinion	42
	(g)	Material Adverse Change	42

ARTICLE VII			44
7.1	Termination		44
7.2	Effect of Termination		45

ARTICLE VIII GENERAL PROVISIONS			45
8.1	Certain Definitions		45
8.2	Notices		51
8.3	Interpretation		52
8.4	Waivers and Amendments		53
8.5	Expenses and Other Payments		53
8.6	Assignment		54
8.7	Entire Agreement; No Third Party Beneficiaries		54
8.8	Non-Survival of Representations and Warranties		54
8.9	Governing Law		54
8.10	Counterparts		55
8.11	Specific Performance		55
8.12	Damages Disclaimer		55

GEXA DISCLOSURE SCHEDULE

Section 2.3(a)	Stock Options and Warrants
Section 3.1(a)	Subsidiaries
Section 3.1(c)	Capitalization
Section 3.1(d)	SEC Documents
Section 3.1(f)	Permits
Section 3.1(g)	Government Approvals; Required Consents
Section 3.1(i)	Litigation
Section 3.1(j)	Taxes
Section 3.1(k)	Certain Agreements
Section 3.1(l)	Employee Benefits
Section 3.1(m)	Contracts
Section 3.1(n)	Environmental Matters
Section 3.1(o)	Absence of Certain Changes
Section 3.1(q)	Real Estate
Section 3.1(r)	Intellectual Property
Section 3.1(s)	Accounts Receivable
Section 3.1(t)	Customers
Section 3.1(bb)	Insurance
Section 3.1(cc)	Gexa Gold
Section 3.1(dd)	Regulatory Matters
Section 3.1(ff)	Gexa Designated Stockholders
Section 4.2(a)(iii)	Employee Matters
Section 4.2(a)(v)	Properties and Assets
Section 4.2(a)(ix)	Forms of Client Contracts
Section 6.2(g)	Terminated Contracts
Section 6.2(l)	Release of Liens
Section 6.2(s)	Intellectual Property Assignment

EXHIBITS

Exhibit A	Form of Press Release
Exhibit B	Intentionally Omitted
Exhibit C	Form of GEXA’s Counsel’s Legal Opinion
Exhibit D	Form of FPL Group’s Counsel’s Legal Opinion
Exhibit E	Form of Employment Agreement for Neil Leibman
Exhibit F	Form of Escrow Agreement with Neil Leibman

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER, dated as of March 28, 2005 (the “Agreement”), among FRM HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), WPRM ACQUISITION SUBSIDIARY, INC., a Texas corporation and a wholly owned subsidiary of Holdings (“Sub”), FPL GROUP, INC., a Florida corporation (“FPL Group”) and together with Holdings and Sub (the “FPL Parties”), and GEXA CORP., a Texas corporation (“GEXA”).

W I T N E S S E T H

WHEREAS, upon the terms and subject to the conditions of this Agreement, GEXA, FPL Group and Holdings wish to enter into a business combination transaction pursuant to which Sub will merge with and into GEXA (the “Merger”);

WHEREAS, the Board of Directors of GEXA has determined that the Merger is fair to, and in the best interests of, GEXA and the holders of common stock, par value $0.01 per share (“GEXA Common Stock”), of GEXA, and has approved and adopted this Agreement and has approved the Merger and the other transactions contemplated hereby and recommended approval and adoption of this Agreement and the Merger by the holders of GEXA Common Stock;

WHEREAS, the Board of Directors of each of FPL Group and Sub has determined that the Merger is fair to, and in the best interests of, their respective companies and stockholders and members and has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, simultaneously with the execution and delivery of this Agreement each of the GEXA Designated Stockholders has entered into a Voting Agreement dated as of the date hereof with FPL Group (the “Voting Agreement”);

WHEREAS, FPL Group, Holdings, Sub and GEXA wish to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, certain capitalized terms used herein have the meanings set forth in Article VIII.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

1.1                                 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Business Corporation Act (the “TBCA”), Sub shall be merged with and into GEXA at the Effective Time.  Upon and after the Effective Time, the separate corporate existence of Sub shall cease and GEXA shall be the surviving corporation in the Merger (the “Surviving Corporation”).  In accordance with the TBCA, all of the rights, real estate and other property, privileges, powers, immunities and purposes of Sub and GEXA shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of Sub and GEXA shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.2                                 Closing.  Unless this Agreement has been terminated pursuant to Section 7.1, the closing of the Merger (the “Closing”) will take place at the offices of Porter & Hedges, LLP at 10:00 a.m., local time, on the third Business Day following the date on which each of the conditions set forth in Article VI have been satisfied or waived by the party entitled to the benefit of such conditions, or at such other place, time and date as Holdings and GEXA may agree in writing.  The time and date upon which the Closing occurs is referred to herein as the “Closing Date”.

1.3                                 Effective Time.  Upon the terms and conditions of this Agreement, on the Closing Date (or on such other date as Holdings and GEXA may agree), Sub and GEXA shall cause Articles of Merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Texas, in accordance with the relevant provisions of the TBCA and shall make all other filings or recordings required under the TBCA.  The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Texas, or at such later time as may be agreed by each of the parties hereto and specified in the Articles of Merger (the “Effective Time”).

1.4                                 Articles of Incorporation and By-Laws.

(a)                                  At the Effective Time and subject to the requirements of the provisions of Section 5.3, the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended as of the Effective Time so that, instead of reading the same as Article I of the Articles of Incorporation of Sub, such Article shall read as follows: “The name of the corporation is Gexa Corp.”, and as so amended such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Laws.

(b)                                 At the Effective Time, and subject to the requirements of the provisions of Section 5.3, the By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, except that such By-laws of Surviving Corporation shall be amended as of the Effective Time so that all references to Sub in the By-laws of the Surviving Corporation shall be changed to refer to “Gexa Corp.”, and as so amended such By-laws shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Laws.

1.5                                 Officers and Directors.  The directors of Sub and the executive officers of Sub shall be the directors and officers of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1                                 Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of GEXA Common Stock or capital stock of Sub:

(a)                                  Capital Stock of Sub.  Each share of common stock, par value $0.01 per share (“Sub Common Stock”), of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of the Effective Time.

(b)                                 Exchange Ratio for GEXA Common Stock.  Each share of GEXA Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.2, be converted by virtue of the Merger and without any action on the part of the holder thereof into and exchangeable for the right to receive a number of shares of validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share (the “FPL Group Common Stock”), of FPL Group equal to the quotient (rounded to four decimal points) (the “Exchange Ratio”) obtained by dividing the GEXA Per Share Value by the Average Closing Date FPL Group Stock Price.  Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of GEXA Common Stock or FPL Group Common Stock are changed (in the case of GEXA, subject to the requirements of Section 4.2(a)) into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the provisions of this Section 2.1(b) and Section 2.3, below, shall be appropriately adjusted.

(c)                                  Cancellation of Treasury Stock.  Each outstanding share of GEXA Common Stock held by GEXA as treasury stock shall be canceled, and no payment or distribution shall be made with respect thereto.

2.2                                 Exchange of Certificates.

(a)                                  Exchange Agent.  As of the Effective Time, FPL Group shall deposit with Computershare Investor Services, LLC or such bank or trust company or other transfer agent designated by FPL Group (the “Exchange Agent”), for the benefit of the holders of shares of GEXA Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of FPL Group Common Stock (such shares of FPL Group Common Stock and an estimated amount of cash in lieu of fractional shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as (the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of GEXA Common Stock.

(b)                                 Exchange Procedures.  As soon as reasonably practicable after the Effective Time, FPL Group shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of GEXA Common Stock (the “Certificates”) whose shares were converted into the right to receive shares of FPL Group Common Stock pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as are usual and customary as FPL Group may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of FPL Group Common Stock.  Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by FPL Group, together with such letter of transmittal and such other documents as may be required by the Exchange Agent, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of FPL Group Common Stock and cash in lieu of any fractional share of FPL Group Common Stock, plus any dividends, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of GEXA Common Stock which is not registered in the transfer records of GEXA, a certificate representing the proper number of shares of FPL Group Common Stock may be issued to a transferee, if the Certificate representing such GEXA Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of FPL Group Common Stock and cash in lieu of any fractional shares of FPL Group Common Stock as contemplated by Section 2.2(e).  Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of FPL Group Common Stock issued in exchange therefor, without interest, (x) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FPL Group Common Stock to which such holder is entitled pursuant to Section 2.2(e); (y) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of FPL Group Common Stock and (z) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FPL Group Common Stock.  Notwithstanding any provision in this Section 2.2 to the contrary, shares of FPL Group Common Stock may be issued and delivered by direct registration and transaction advices for shares issued without certificates.

(c)                                  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to FPL Group Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FPL Group Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate.

(d)                                 No Further Ownership Rights in GEXA Common Stock.  All shares of FPL Group Common Stock issued upon the surrender for exchange of shares of GEXA Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of GEXA Common Stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of GEXA Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(e)                                  No Fractional Shares.  No certificates or scrip representing fractional shares of FPL Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of FPL Group.  Notwithstanding any other provision of this Agreement, each holder of shares of GEXA Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FPL Group Common Stock (after taking into account all Certificates delivered by such holder) shall be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the Average Closing Date FPL Group Stock Price.

(f)                                    Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the stockholders, option holders or warrant holders of GEXA for six (6) months after the Effective Time shall, upon demand, be delivered to FPL Group, and any stockholders of GEXA who have not theretofore complied with this Article II shall thereafter look only to FPL Group for payment of their claim for FPL Group Common Stock, cash in lieu of fractional shares and any dividends or distributions with respect to FPL Group Common Stock.

(g)                                 No Liability.  To the fullest extent permitted by Law, neither FPL Group nor GEXA shall be liable to any holder of shares of GEXA Common Stock or FPL Group Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)                                 Withholding Rights.  FPL Group or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of GEXA Common Stock, such amounts as FPL Group or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by FPL Group or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of GEXA Common Stock in respect of which such deduction and withholding was made by FPL Group or the Exchange Agent.

(i)                                     Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by FPL Group or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as FPL Group or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall exchange, in respect of such lost, stolen or destroyed Certificate, the shares of FPL Group Common Stock.

2.3                                 Stock Options and Warrants.

(a)                                  At the Effective Time, each outstanding option to purchase shares of GEXA Common Stock that is listed in Section 2.3(a) of the Disclosure Schedule (a “Stock Option”) and each outstanding warrant to purchase shares of GEXA Common Stock that is listed in Section 2.3(a) of the Disclosure Schedule (a “Warrant”), in each case, whether vested or unvested, shall be assumed by FPL Group.  At the Effective Time, each Stock Option and Warrant shall be deemed, without further action on the part of FPL Group or the holders of such Stock Options or Warrants, to constitute an option or warrant, as applicable, to acquire, on the same terms and conditions as were applicable under such Stock Option or Warrant (except to the extent that such terms and conditions may be altered in accordance with their terms as a result of the transactions contemplated hereby including accelerated vesting of Stock Options and Warrants which shall occur by virtue of consummation of the Merger to the extent required with respect to the Stock Options and Warrants set forth in Section 3.1(c) of the GEXA Disclosure Schedule), shares of FPL Group Common Stock in such amount and at the exercise price provided below:

(i)                                     the number of shares of FPL Group Common Stock to be subject to the Stock Option or Warrant shall be equal to the product (rounded to four decimal points) of (x) the number of shares of GEXA Common Stock subject to the Stock Option or Warrant and (y) the Exchange Ratio;

(ii)                                  the exercise price per share of each Stock Option or Warrant shall be an amount (rounded to the nearest $0.01) equal to (x) the exercise price per share of GEXA Common Stock subject to such Stock Option or Warrant divided by (y) the Exchange Ratio; and

(iii)                               in accordance with the terms of the Stock Option Agreements under which the Stock Options were issued or the Warrant Agreements under which the Warrants were issued, fractional shares of any assumed Stock Options or Warrants resulting from the adjustments set forth in this Section 2.3(a) shall be eliminated.

Notwithstanding the foregoing, in the case of all Stock Options, the exercise price, the number of shares purchasable pursuant to such Stock Option and the terms and conditions of exercise of such Stock Option shall be effected in a manner consistent with the requirements of sections 424(a) and (h) of the Code.

(b)                                 As soon as practicable after the Effective Time, FPL Group shall deliver to the holders of Stock Options and Warrants appropriate notices setting forth such holders’ rights pursuant to the respective Stock Option Agreements and Warrant Agreements and that such Stock Options and Warrants and the related Stock Option Agreements and Warrant Agreements shall be assumed by FPL Group and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger).  To the extent required by the terms of any Stock Option Agreement or Warrant Agreement, GEXA shall provide in a timely fashion to the holders thereof any notice required as a result of this Agreement or the transactions contemplated hereby.

(c)                                  FPL Group shall take all corporate action necessary to reserve for issuance a sufficient number of shares of FPL Group Common Stock for delivery upon exercise of the Stock Options and Warrants assumed in accordance with this Section 2.3.  No later than the Effective Time, FPL Group shall prepare and file a registration statement or registration statements on the appropriate form or forms with respect to the shares of FPL Group Common Stock subject to such Stock Options and Warrants (including an amendment to any of FPL Group’s then existing registration statements, including the Registration Statement) and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options and warrants remain outstanding and cause such shares to be listed on NYSE (or such other exchange on which the FPL Group Common Stock is listed) upon issuance.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GEXA AND FPL GROUP

3.1                                 Representations and Warranties of GEXA.  GEXA hereby represents and warrants to the FPL Parties as follows:

(a)                                  Organization, Standing and Corporate Power; Subsidiaries.  GEXA is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, each of the Subsidiaries of GEXA is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, each of GEXA and its Subsidiaries has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted, and each of GEXA and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure of any such qualifications would not (individually or in the aggregate) adversely affect (or be reasonably likely to adversely affect) GEXA and its Subsidiaries taken as a whole in any material respect.  Section 3.1(a) of the GEXA Disclosure Schedule delivered to FPL Group by GEXA on the date hereof (the “GEXA Disclosure Schedule”) sets forth a true and complete list of all of GEXA’s Subsidiaries, including (x) the jurisdiction of incorporation or organization of each such Subsidiary and (y) the percentage of each such Subsidiary’s outstanding capital stock or other ownership interest owned by GEXA and/or another Subsidiary of GEXA, as the case may be.  Except as set forth on Section 3.1(a) of the GEXA Disclosure Schedule, all of the outstanding shares of capital stock or other ownership interests in each of the Subsidiaries of GEXA are duly authorized, validly issued, fully paid and nonassessable and are owned (of record and beneficially) by GEXA and/or another Subsidiary of GEXA free and clear of all pledges, claims, options, rights of first refusal, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and are not subject to preemptive rights created by statute, such Subsidiary’s respective Certificate of Incorporation or By-laws or equivalent organizational documents or any agreement to which such Subsidiary is a party or by which such Subsidiary is bound.  Other than as set forth in Section 3.1(a) of the GEXA Disclosure Schedule or in the GEXA SEC Documents, GEXA does not directly or indirectly own any material equity interest in any Person.

(b)                                 Articles of Incorporation and By-Laws.  Complete and correct copies of the Articles of Incorporation and By-laws or equivalent organizational documents, each as amended to date, of GEXA and each of its Subsidiaries have been delivered to FPL Group prior to the date hereof.  The Articles of Incorporation, By-laws and equivalent organizational documents of GEXA and each of its Subsidiaries are in full force and effect.  Neither GEXA nor any of its Subsidiaries is in violation of any provision of its Articles of Incorporation, By-laws or equivalent organizational documents.

(c)                                  Capitalization.  As of the date hereof, the authorized capital stock of GEXA consists of (i) 75,000,000 shares of GEXA Common Stock of which, (A) 10,063,160 shares are issued and outstanding (which includes all shares issued and required to be issued to the stockholders of GEXA Gold and all shares of restricted Stock, whether vested or unvested), all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) 13,847 shares are held in the treasury of GEXA, and (C) 3,697,583 shares are reserved for future issuance for the exercise of Stock Options and Warrants with a term and exercise price, vesting schedule and other material terms set forth in Section 3.1(c) of the GEXA Disclosure Schedule, and (ii) 2,500,000 shares of preferred stock, par value $0.05 per share, of GEXA of which none is issued and outstanding.  The representations and warranties set forth in the prior sentence shall also be true and correct as of the Closing Date except that there may be a decrease in the number of shares set forth in (C) as a result of the exercise of Stock Options or Warrants between the date of this Agreement and the Closing Date, provided that there is an equivalent increase to the number of Shares set forth in (A) as a result of such exercises.  Section 3.1(c) of the GEXA Disclosure Schedule includes an accurate, full and complete list of each Stock Option, Warrant, Stock Option Agreement and Warrant Agreement.  Except as described in this Section 3.1(c) or in Section 3.1(c) of the GEXA Disclosure Schedule, no shares of the capital stock or other equity securities of GEXA are authorized, issued or outstanding, or reserved for any other purpose, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character (including, without limitation, obligations to issue shares as the deferred purchase price for acquisitions of stock or assets of third parties or as consideration in connection with any financing) with respect to GEXA’s securities and to which GEXA or any of its Subsidiaries is a party or which it is bound, including without limitation those (i) obligating GEXA or any of its Subsidiaries to grant, issue or sell any shares of capital stock or other equity securities or ownership interests of GEXA or any of its Subsidiaries or securities convertible into or exchangeable for any of the foregoing, or (ii) accelerating the vesting with respect to any equity interest underlying any such options, warrants, rights, agreements, arrangements or commitments or with respect to voting of any GEXA securities.  GEXA and its Subsidiaries have no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the stockholders of GEXA on any matter.  Other than as contemplated by this Agreement or as set forth in Section 3.1(c) of the GEXA Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of GEXA or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of or register under federal or state securities laws any shares of capital stock or other equity securities or ownership interests of GEXA or any of its Subsidiaries.

(d)                                 SEC Documents; Financial Statements.  The forms, reports, schedules, registration statements and proxy statements filed by GEXA with the SEC since January 1, 2001, through the day prior to the date of this Agreement (as such documents have since the time of their filing been amended or supplemented through such prior day, the “GEXA SEC Documents”), are all the documents (other than preliminary material) that GEXA was required to file with the SEC during such period and, as of the Closing Date, the GEXA SEC Documents, together with the forms, reports, schedules, registration statements and the proxy statement filed by GEXA with the SEC after the date of this Agreement until the Closing Date (as such documents have since the time of their filing and until the Closing Date been amended or supplemented, the “Interim GEXA SEC Documents”), are all the documents (other than preliminary material) that GEXA was required to file with the SEC from January 1, 2001 until the Closing Date.  Except as set forth on Section 3.1(d) of the GEXA Disclosure Schedule, as of their respective filing dates (or if amended, as of the date of its last amendment), the GEXA SEC Documents (other than preliminary material) and, as of the Closing Date, the GEXA SEC Documents and the Interim GEXA SEC Documents, complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, and the rules and regulations of the SEC thereunder applicable to such GEXA SEC Documents and Interim GEXA SEC Documents and none of the GEXA SEC Documents and Interim GEXA SEC Documents (including all financial statements included therein and exhibits and schedules thereto and documents incorporated by reference therein) as of such filing or amendment dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding anything set forth in this Section 3.1(d) to the contrary, GEXA makes no representation or warranty with respect to any information provided by the FPL Parties or its Agents, for inclusion or incorporation by reference in the Proxy Statement.  The historical financial statements of GEXA included in the GEXA SEC Documents and, as of the Closing Date, in the GEXA SEC Documents and the Interim GEXA SEC Documents, comply in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, and such financial statements, and the GEXA Unaudited Financial Statements provided to the FPL Parties prior to the date of this Agreement and, when filed with the SEC, the GEXA Audited Financial Statements, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the GEXA Unaudited Financial Statements, the absence of cash flow statements, statements of stockholders equity and related footnotes and, in the case of interim unaudited financial statements, normal period-end adjustments none of which, individually or in the aggregate, was material or as otherwise permitted by the Exchange Act) and fairly present in all material respects the consolidated financial position of GEXA and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(e)                                  Authority.  GEXA has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject, in the case of the Merger, to the approval of this Agreement by the stockholders of GEXA.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of GEXA (including without limitation pursuant to Article 13.03 of the Texas Business Combination Law (the “TBCL”)) and no other corporate proceedings on the part of GEXA are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to the approval of this Agreement by the stockholders of GEXA.  This Agreement has been duly and validly executed and delivered by GEXA and constitutes a valid and binding obligation of GEXA enforceable against GEXA in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws limiting creditors’ rights generally and to general equitable principles.  The GEXA Board of Directors has approved the Voting Agreement and the transactions contemplated thereby for purposes of Article 13.03 of the TBCL.

(f)                                    Compliance with Applicable Laws; Permits.  Except as set forth in Section 3.1(f) of the GEXA Disclosure Schedule, neither GEXA nor any of its Subsidiaries is in violation of or has been given written notice of any violation of any Laws except for violations that would not, individually or in the aggregate, result in a Material Adverse Effect as to GEXA.  Except as set forth in Section 3.1(f) of the GEXA Disclosure Schedule, GEXA and its Subsidiaries hold all GEXA Permits.  GEXA and its Subsidiaries are in compliance with all and not in violation of any terms of the GEXA Permits, except for failures to comply or violations that would not, individually or in the aggregate, result in a Material Adverse Effect as to GEXA. All PUC licenses and registrations (and similar licenses and registrations for each GEXA Subsidiary with respect to the jurisdictions in which each operate and conduct business) included in the GEXA Permits are set forth in Section 3.1(f) of the GEXA Disclosure Schedule.  Other than as disclosed in Section 3.1(f) of the GEXA Disclosure Schedule, neither GEXA nor any of its Subsidiaries, has received notice of any pending employee claims alleging violation of federal or state laws prohibiting discrimination or sexual harassment or any other charges reportable to the Equal Employment Opportunity Commission or comparable state human rights or equal employment opportunity agencies.  Except as set forth in Section 3.1(f) of the GEXA Disclosure Schedule, no investigation or review by any Governmental Entity with respect to GEXA or any of its Subsidiaries is pending or, to the knowledge of GEXA, threatened.

(g)                                 Government Approvals; Required Consents.

(i)                                     No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity on the part of GEXA or any of its Subsidiaries is required in connection with the execution or delivery by GEXA of this Agreement, the consummation by GEXA of the transactions contemplated hereby or compliance by GEXA with the provisions hereof, other than (A) the filing of the Articles of Merger with the Secretary of State of the State of Texas in accordance with the TBCA, (B) filings with the SEC and the NASDAQ in connection with the Merger and the Stockholders’ Meeting to approve this Agreement, (C) filings under state securities or “Blue Sky” laws, (D) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (E) filing with the PUC of an amendment application regarding the change of ownership of GEXA with respect to its retail electric provider license and, if required by the PUC, filing of an application for recertification, (F) as otherwise set forth in Section 3.1(g) of the GEXA Disclosure Schedule and (G) such other consents, approvals, authorizations, declarations, filings or notices that would not, if not obtained or made, adversely affect (or be reasonably likely to adversely affect) GEXA and its Subsidiaries taken as a whole in any material respect, either individually or in the aggregate (any such consents, approvals, authorizations, declarations, filings or notices specified in clauses (A) through (G) being referred to as “GEXA Governmental Approvals”).

(ii)                                  No consent, approval or action of, or filing with, or notice to, any Person (other than a Governmental Entity) is required in connection with the execution or delivery by GEXA of this Agreement, consummation by GEXA of the transactions contemplated hereby or compliance by GEXA with the provisions hereof, other than as set forth in Section 3.1(g) of the GEXA Disclosure Schedule, except for any such violations, breaches, modifications, defaults, terminations, cancellations or accelerations that would not adversely affect (or be reasonably likely to adversely affect) GEXA and its Subsidiaries taken as a whole in any material respect (either individually or in the aggregate), (collectively, the “GEXA Third Party Consents”).

(h)                                 Non-Contravention.  The execution and delivery of this Agreement by GEXA does not, and the consummation of the transactions contemplated hereby and compliance by GEXA with the provisions hereof will not, (i) conflict with or result in any violation of any provision of the Articles of Incorporation or By-laws or equivalent or comparable organizational documents, in each case as amended and/or restated, of GEXA or any of its Subsidiaries; (ii) if the GEXA Third Party Consents are obtained, result in any violation or breach of, or result in a modification of the effect of, or constitute (with or without notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any contract, agreement (including without limitation any Customer Contract), indenture, note, bond, loan, mortgage, deed of trust, security agreement, lease, instrument, license, permit, concession, franchise, commitment or any other understanding, commitment or binding arrangement, whether oral or written (collectively, “Contracts”) to which GEXA or any of its Subsidiaries is a party or by or to which any of them or any of their assets or properties may be bound or subject, or result in the creation of any Lien upon the properties of GEXA or any of its Subsidiaries in each case pursuant to the terms of any such Contract, except for any such violations, breaches, modifications, defaults, terminations, cancellations or accelerations that would not adversely affect (or be reasonably likely to adversely affect) GEXA and its Subsidiaries taken as a whole in any material respect (either individually or in the aggregate); (iii) if the GEXA Governmental Approvals are obtained, result in any violation of any law, statute, regulation, order, writ, judgment or decree of any Governmental Entity applicable to GEXA; or (iv) if the GEXA Governmental Approvals and the GEXA Third Party Consents are obtained, result in the violation, revocation or suspension of any GEXA Permit.

(i)                                     Litigation.  Except as set forth in Section 3.1(i) of the GEXA Disclosure Schedule or as described in the GEXA SEC Documents, there are no claims, suits, actions, proceedings, hearings, inquiries, arbitrations, mediations or similar events or matters pending or, to the knowledge of GEXA, threatened against, relating to or affecting GEXA or any Subsidiary of GEXA, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against GEXA or any Subsidiary of GEXA which prohibits the consummation of the Merger or that would result in a Material Adverse Effect as to GEXA, either individually or in the aggregate.

(j)                                     Taxes and Related Tax Matters.

(i)                                     Except as set forth in Section 3.1(j) of the GEXA Disclosure Schedule, all Taxes, including amounts required to be paid with respect to Taxes as a result of any tax sharing agreement or similar arrangement (“Tax Sharing Agreement Amounts”), shown as due and owing on all Tax Returns of GEXA and its Subsidiaries (or any of them), have been timely paid or adequate provisions on their books in accordance with GAAP have been made with respect thereto,

(ii)                                  GEXA and its Subsidiaries have made adequate provisions, in accordance with GAAP, on their books for all unpaid Taxes payable by GEXA and its Subsidiaries for which no Tax Return has yet been filed and the charges, accruals and reserves for Taxes with respect to GEXA and its Subsidiaries reflected on the financial statements referred to in Section 3.1(d) above are or will be adequate under GAAP to cover the Tax liabilities accruing through the date thereof,

(iii)                               Neither GEXA nor any of its Subsidiaries is liable for any Tax imposed on any entity (other than Taxes imposed on GEXA or its Subsidiaries), including as the result of the application of Treas. Reg. section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction), as a transferee, successor or by contract,

(iv)                              Except as provided in Section 3.1(j) of the GEXA Disclosure Schedule, all Tax Returns required to be filed by or with respect to GEXA and its Subsidiaries (or any of them) have been timely filed.  All Tax Returns required to be filed by or with respect to GEXA and its Subsidiaries (or any of them) have been prepared and timely filed, in a manner consistent with prior years and applicable Laws.  No penalties or other charges in a material amount are or will become due with respect to the late filing of any Tax Return of GEXA or any of its Subsidiaries or payment of any Tax of GEXA or any of its Subsidiaries, required to be filed or paid.  All such Tax Returns of GEXA and any of its Subsidiaries are complete and accurate in all material respects, and

(v)                                 With respect to all Tax Returns filed by or with respect to GEXA and any of its Subsidiaries, (A) except as set forth in Section 3.1(j) of the GEXA Disclosure Schedule, no audit is in progress and no extension of time has been executed with respect to any date on which any material Tax Return was or is to be filed; (B) except as set forth in Section 3.1(j) of the GEXA Disclosure Schedule, no waiver or agreement has been executed for the extension of time for the assessment or payment of any Tax; and (C) except as set forth in Section 3.1(j), there is no action, suit, proceeding, audit or claim pending or, to GEXA’s knowledge, threatened against or with respect to GEXA or any of its Subsidiaries where there is a reasonable possibility of an adverse determination.

(vi)                              Except as set forth in Section 3.1(j) of the GEXA Disclosure Schedule, neither GEXA nor any of its Subsidiaries has been or is a party to any tax sharing agreement or similar arrangement.

(vii)                           Neither GEXA nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code, (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(viii)                        None of GEXA and its Subsidiaries will be required to include any adjustment in taxable income under Section 481 of the Code (or any similar provision of state, local or foreign law) as a result of or after consummation of the Merger by result of transactions, events or accounting methods arising or employed prior to the Closing.

(ix)                                Neither GEXA nor any of its Subsidiaries has consummated, has participated in, or is currently participating in any transaction which was or is a “listed transaction” as defined in the U.S. Treasury Regulations promulgated under Section 6011 of the Code.

(x)                                   GEXA has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k)                                  Certain Agreements.  Except as set forth in Section 3.1(k), and/or Section 3.1(l) of the GEXA Disclosure Schedule, and except for this Agreement, as of the date of this Agreement, neither GEXA nor any of its Subsidiaries is a party to any oral or written (i) agreement with any executive officer or other key employee of GEXA or any Subsidiary of GEXA the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving GEXA of the nature contemplated by this Agreement, or agreement with respect to any executive officer of GEXA providing any term of employment or compensation guarantee (x) extending for a period longer than one year after the Closing Date or (y) for the payment of in excess of $25,000 per annum or (ii) plan, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(l)                                     Employee Benefits.

(i)                                     Section 3.1(l) of the GEXA Disclosure Schedule lists all pension, retirement, savings, disability, medical, dental, health, life (including all individual life insurance policies as to which GEXA or any of its ERISA Affiliates is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock option or other equity-based compensation, bonus, incentive, vacation pay, severance pay, Code Section 125 “cafeteria” or “flexible benefit” plan, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including without limitation, all employee pension benefit plans as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employee welfare benefit plans as defined in Section 3(1) of ERISA), (A) under which current or former employees of GEXA or any of its ERISA Affiliates are entitled to participate by reason of their employment with GEXA or any of its Subsidiaries, whether or not any of the foregoing is funded, whether insured or self-funded, and with respect to which GEXA or any of its ERISA Affiliates are a party or a sponsor or a fiduciary thereof or by which GEXA or any of its ERISA Affiliates (or any of their rights, properties or assets) are bound or (B) with respect to which GEXA or any of its ERISA Affiliates otherwise may have any liability as described in Section 3.1(l) of the GEXA Disclosure Schedule, (the “Employee Benefit Plans”).  For each Employee Benefit Plan, GEXA has provided or made available, where applicable, true and correct copies of all plan documents, summary plan descriptions, determination letters, and the three most recent Forms 5500, including financial statements where applicable.

(ii)                                  Except as set forth in Section 3.1(l) of the GEXA Disclosure Schedule, GEXA, its ERISA Affiliates and, to their knowledge, any “administrator(s)” (as described in Section 3(16)(A) of ERISA) of the Employee Benefit Plans have complied in all material respects with such Plans’ terms and with the applicable requirements of ERISA, the Code and all other statutes, orders, rules or regulations, specifically including the reporting and disclosure requirements of Part 1 of Title I of ERISA and the Code, in a timely and accurate manner, such that no penalties have been or are reasonably expected to be imposed on GEXA or its ERISA Affiliates, and no material penalties may be imposed on FPL Group under ERISA, the Code or otherwise with respect to the Employee Benefit Plans or any related trusts.

(iii)                               For purposes of this Agreement, “ERISA Affiliates” shall mean any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes, GEXA or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.  Section 3.1(l) of the GEXA Disclosure Schedule lists all ERISA Affiliates of GEXA or any of its Subsidiaries.  For the purposes of the definition of Subsidiary in this Section 3.1(l), the percentage of eighty percent (80%) shall be substituted for the percentage of fifty percent (50%) in the definition provided herein.

(iv)                              With respect to the Benefit Plans or Employee Benefit Plans as indicated herein:

(A)                              None of the Benefit Plans is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA or a “defined benefit plan” as such term is defined in Section 3(35) of ERISA.  Except as set forth in Section 3.1(l) of the GEXA Disclosure Schedule, each of the Employee Benefit Plans that is subject to ERISA is and has at all times been in material compliance (both in form and operation) with ERISA, the Code and all other applicable Laws; each of the Employee Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter that the plan complies with the Tax Reform Act of 1986, as amended, pursuant to a request which accurately described such plan, and has been administered and operated substantially in accordance with all applicable Laws so as to maintain such qualification.

(B)                                All material contributions or other material amounts payable by GEXA or any of its ERISA Affiliates through the Effective Time with respect to each Employee Benefit Plan in respect of current or prior plan years have been or will be (prior to or at the Effective Time) either paid or accrued on GEXA’s regularly prepared financial statements.

(C)                                Except as set forth in Section 3.1(l) of the GEXA Disclosure Schedule, there are no pending, or to GEXA’s knowledge, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans or any trust related thereto or, to the knowledge of GEXA, by, on behalf of or against any fiduciary of such plans.

(v)                                 Except as set forth in Section 3.1(l) of the GEXA Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, with respect to employees or former employees of GEXA or any of its ERISA Affiliates: (A) entitle any individual to severance pay; (B) accelerate the time of payment or vesting of, increase the amount of, or satisfy a condition to the compensation due to any individual under any Employee Benefit Plan; or (C) result in the payment of an amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” under Code Section 280G(b)(1).

(vi)                              Except as set forth in Section 3.1(l) of the GEXA Disclosure Schedule, each Employee Benefit Plan may be amended or terminated in accordance with applicable Laws and its terms on or at any time after the Effective Time.

(vii)                           Except as set forth in Section 3.1(l) of the GEXA Disclosure Schedule, (A) neither GEXA nor any of its ERISA Affiliates has or will have any liability or obligation under any Employee Benefit Plan which provides medical or death benefits with respect to current or former employees of GEXA or any of its Subsidiaries beyond their termination of employment (other than coverage mandated by law); and (B) each of GEXA, its Subsidiaries and their respective ERISA Affiliates which maintains a “group health plan,” within the meaning of Sections 601 et seq. of ERISA (“COBRA”), has materially complied with the notice and health care continuation requirements of COBRA.

(viii)                        No “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan subject to ERISA, other than such a transaction subject to an administrative or statutory exemption, with respect to which a material amount of tax, penalty or other amount may reasonably be expected to be imposed on GEXA or any of its ERISA Affiliates.

(ix)                                Except as set forth in Section 3.1(l)(ix) of the GEXA Disclosure Schedule, no material violation of ERISA has occurred with respect to the filing of applicable reports, documents and notices regarding any Employee Benefit Plan with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of any Employee Benefit Plan.

(x)                                   Any bonding required with respect to any Employee Benefit Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

(xi)                                None of GEXA or any of its ERISA Affiliates, or any organization with respect to which any such entity is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Section 4069 of ERISA.

(xii)                             No liability under any Employee Benefit Plan that is a pension benefit plan as defined in Section 3(2) of ERISA has been funded or satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by each other nationally recognized rating agency.

(xiii)                          To GEXA’s knowledge, there has been no “mass layoff” or “plant closing,” as each such term is defined in the WARN Act, with respect to the employees of GEXA or any of its Subsidiaries, with respect to which there is any current liability to such employees under WARN Act.

(xiv)                         Except as set forth in Section 3.1(l) of the GEXA Disclosure Schedule, none of GEXA, its Subsidiaries or, to GEXA’s knowledge, their respective clients is a party to any collective bargaining or other labor union contract.  To GEXA’s knowledge, there are no union organization attempts underway with respect to any employees of GEXA, any of its Subsidiaries or any of their respective clients.  There is no pending or, to the knowledge of GEXA, threatened labor dispute, strike or work stoppage involving such employees.  To the knowledge of GEXA, neither GEXA nor any of its Subsidiaries nor any of their respective clients has committed any unfair labor practices (as defined in the National Labor Relations Acts of 1947, as amended) in connection with the operation of its business, and except as set forth in Section 3.1(l) of the GEXA Disclosure Schedule, there is no pending or, to the knowledge of GEXA, threatened charge or complaint against GEXA or any of its Subsidiaries or any of their respective clients by the National Labor Relations Board or any comparable state or local agency.

(m)                               Contracts.  Excluding any Benefit Plans, Section 3.1(m) of the GEXA Disclosure Schedule sets forth a list, as of the date of this Agreement, of the Contracts to which either GEXA is a party or by which any of its assets may be bound (collectively, the “Material Contracts”):

(i)                                     Contracts for the purchase of electric power or ancillary services or, in the case of confirmations for the purchase of power pursuant to the Master Power Purchase and Sale Agreement between GEXA and TXU Portfolio Management Company LP dated January 8, 2002, as amended, a schedule representing all forward power purchase obligations as of February 4, 2005, with respect to such confirmations;

(ii)                                  Contracts for the transmission of electric power;

(iii)                               As of the date of this Agreement, each Customer Contract with the one-hundred highest revenue producing customers of GEXA and its Subsidiaries for the thirty day period ending March 7, 2005;

(iv)                              Other than Contracts of the nature addressed by Section 3.1(m)(i) – (iii), Contracts (A) for the sale of any asset of GEXA or any of its Subsidiaries, or (B) that grant a right or option to purchase any asset of GEXA or any of its Subsidiaries, other than in each case Contracts entered into in the ordinary course of business relating to assets with a value of less than $10,000 individually or $100,000 in the aggregate;

(v)                                 Other than Contracts of the nature addressed by Section 3.1(m)(i) – (iii), Contracts for the provision or receipt of goods or services requiring future payments in excess of $25,000 individually or $500,000 in the aggregate;

(vi)                              Contracts under which GEXA or any of its Subsidiaries has created, incurred, assumed or guaranteed any outstanding indebtedness for borrowed money or any capitalized lease obligation, or any Contracts under which there has been imposed a Lien on any of GEXA’s or its Subsidiaries’ assets, tangible or intangible;

(vii)                           Outstanding agreements of guaranty, surety or indemnification (excluding indemnification obligations set forth in Contracts arising in the ordinary course of business), direct or indirect, or performance bonds or letters of credit issued or posted, by or otherwise obligating, as applicable, GEXA or any of its Subsidiaries;

(viii)                        Contracts between GEXA and any of its Subsidiaries, officers, directors or stockholders (“Affiliate Contracts”);

(ix)                                Employment Contracts and consulting agreements providing annual compensation in excess of $75,000 and which are not cancelable without penalty or termination obligations by GEXA on notice of 90 days or less;

(x)                                   Outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power or securities;

(xi)                                Contracts that purport to limit GEXA’s or any of its Subsidiaries freedom to compete in any line of business or in any geographic area and, in addition, Contracts that contain any standstill or non-solicitation agreements;

(xii)                             Certificates of incorporation, by-laws, partnership, joint venture or limited liability company agreements, or any other organizational documents pertaining to or otherwise concerning GEXA or its Subsidiaries;

(xiii)                          Contracts conveying, granting, leasing or assigning an interest in real or personal property to GEXA or any of its Subsidiaries with aggregate payments in excess of $50,000;

(xiv)                         Any Tax abatement Contract or other Contract pursuant to which a Governmental Authority has granted any Tax concession to a Company or related to the assets of GEXA or any of its Subsidiaries; and

(xv)                            Any Stock Option Agreements, Warrant Agreements, restricted stock agreements, registration right agreements or other Contracts to which GEXA or its Subsidiaries are a Party or by which any of them are bound that pertain to or otherwise concern securities.

GEXA has provided the FPL Parties with true and complete copies of all Material Contracts.  Each of the Material Contracts is in full force and effect in all material respects and constitutes a valid and binding obligation of GEXA and, to GEXA’s knowledge, of the other parties thereto and is enforceable against the parties thereto in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws limiting creditors’ rights generally and to general equitable principals.  Neither GEXA nor any of its Subsidiaries is in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in such a default under any Contract to which GEXA or any of its Subsidiaries is a party or by which either of them is bound or to which any of the assets of GEXA or any of its Subsidiaries is subject, other than as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect as to GEXA.  If the GEXA Third Party Consents are obtained, the consummation of the transactions contemplated by this Agreement do not and will not conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Material Contract.

With respect to any Customer Contract to which GEXA or any of its Subsidiaries is a party, whether or not such agreement is currently in effect, Section 3.1(m) of the GEXA Disclosure Schedule sets forth as of the date hereof (i) each pending claim in writing for breach of contract or failure of performance in excess of $15,000 which was made against GEXA or any of its Subsidiaries from January 1, 2003 through the date hereof and (ii) each claim for breach of contract or failure of performance made against GEXA or any of its Subsidiaries from January 1, 2003 through the date hereof which was settled and in connection with such settlement, GEXA or any of its Subsidiaries were required to pay an amount in excess of $15,000.  In addition, the aggregate pending claims for breach of contract or failure of performance made against GEXA or any of its Subsidiaries as of the date hereof do not exceed $200,000 in the aggregate, and each claim for breach of contract or failure of performance made against GEXA or any of its Subsidiaries from January 1, 2003 through the date of this Agreement that was settled for payments by GEXA and its Subsidiaries that do not exceed $100,000 in the aggregate.  With respect to subsection (m)(i), above, since the date of the schedule referenced therein, GEXA and its Subsidiaries have not made any additional purchases of electric power other than in the ordinary course of business consistent with past practices and in compliance with its balancing policy set forth in the resolution of GEXA’s board of directors dated August 26, 2004.

(n)                                 Environmental Matters.

(i)                                     Except for matters that are specifically disclosed in Section 3.1(n) of the GEXA Disclosure Schedule, (i) GEXA and its Subsidiaries comply in all material respects, and within all applicable statutes of limitations periods have complied, with all applicable Environmental Laws (as defined in Section 3.1(n)(ii) below); (ii) neither GEXA nor its Subsidiaries are subject to any material liability for any Hazardous Material disposal or contamination on any property; (iii) neither GEXA nor any of its Subsidiaries are subject to any material liability for any release of, or any exposure of any person or property to, any Hazardous Material; (iv) neither GEXA nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that GEXA or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (v) neither GEXA nor any of its Subsidiaries is subject to any orders, decrees or injunctions issued by, or other arrangements with, any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Material; and (vi) there are no circumstances or conditions involving GEXA or any of its Subsidiaries that could reasonably be expected to cause GEXA or any of its Subsidiaries to become subject to any material claims, liability, investigations or costs, or to restrictions on the ownership, use or transfer of any property of GEXA or any of its Subsidiaries, pursuant to any Environmental Law.

(ii)                                  As used herein, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, preservation, investigation, remediation or restoration of environmental quality, health and safety, or natural resources, (B) release, storage, disposal or contamination in connection with or otherwise concerning Hazardous Materials, or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(o)                                 Absence of Certain Changes of Events.  Except as set forth in Section 3.1(o) of the GEXA Disclosure Schedule, as disclosed in the GEXA SEC Documents, or as contemplated by this Agreement, since December 31, 2004, GEXA and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of GEXA’s capital stock, or any repurchase, redemption or other acquisition by GEXA or any of its Subsidiaries of any outstanding shares of capital stock or other securities of GEXA; (ii) any return of any capital or other distribution of assets to stockholders of GEXA; (iii) any material investment by GEXA or any of its Subsidiaries either by the purchase of any property or assets or by any acquisition (by merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof; (iv) except as permitted by Section 4.2(a)(v), any sale, disposition or other transfer of assets or properties of GEXA or its Subsidiaries (other than the sale of electricity in the ordinary course of business) in excess of $25,000 individually or $100,000 in the aggregate; (v) any loss or interference with the business of GEXA and its Subsidiaries from fire, explosion, flood or other calamity, whether or not covered by insurance, or from labor dispute or action, order or decree of any Governmental Entity which would result in a Material Adverse Effect as to GEXA; (vi) through the date of this Agreement, any split in GEXA’s capital stock, combination, subdivision or reclassification of any GEXA capital stock or issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of GEXA’s capital stock; (vii) through the date of this Agreement, any amendment of any term of any outstanding GEXA security; or (viii) through the date of this Agreement, any change by GEXA or its Subsidiaries in financial accounting principles, practices or methods, except as required by GAAP or by a change of Law.

(p)                                 Information Supplied.  None of the information supplied or to be supplied by GEXA for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by FPL Group in connection with the issuance of shares of FPL Group Common Stock in the Merger (the “Registration Statement”) and (ii) the proxy statement to be filed with the SEC by GEXA in connection with the meeting of the GEXA stockholders called in connection with the Merger (the “Proxy Statement”) will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the time the Proxy Statement is mailed to the GEXA stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made.

(q)                                 Real Estate.

(i)                                     Neither GEXA nor its Subsidiaries owns any real property.

(ii)                                  Section 3.1(q) of the GEXA Disclosure Schedule sets forth all material leases, subleases, licenses or other agreements under which GEXA or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property or improvements thereon (the “GEXA Real Property Leases”).  GEXA has valid leasehold interests under such GEXA Real Property Leases free and clear of all Liens imposed as a result of any actions or omissions by GEXA or any of its Subsidiaries, other than for current taxes not yet due and statutory landlord liens.  Except as disclosed in the GEXA SEC Documents, neither GEXA, its Subsidiaries nor, to GEXA’s knowledge, any other party to such GEXA Real Property Leases, are in default or breach in any material respect under the terms of such GEXA Real Property Leases and, to GEXA’s knowledge, there does not exist any condition, event or act which with notice or lapse of time or both would constitute such a default.

(r)                                    Intellectual Property.

(i)                                     GEXA or one of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, computer software programs or applications, and other material know-how, tangible or intangible proprietary information or material that are used in the business of GEXA and its Subsidiaries as currently conducted.

(ii)                                  GEXA is not, nor will it be as a result of the consummation of the Merger and the transactions contemplated by this Agreement or the performance of its obligations hereunder, in violation in any material respect regarding any licenses, sublicenses and other agreements as to which GEXA is a party and pursuant to which GEXA is authorized to use any third-party patents, trademarks, service marks and copyrights (“Third-Party Intellectual Property Rights”).  No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by GEXA or any of its Subsidiaries (the “GEXA Intellectual Property Rights”), any trade secret material to GEXA, or Third-Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third-Party Intellectual Property Rights by or through GEXA or any of its Subsidiaries, are currently pending or, to the knowledge of GEXA, are threatened by any Person.  Except as would not reasonably be expected to have a Material Adverse Effect as to GEXA, GEXA does not know of any valid grounds for any bona fide claims (A) against the use by GEXA or any of it Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of GEXA or any of its Subsidiaries as currently conducted or as proposed to be conducted; (B) challenging the ownership, validity or effectiveness of any of GEXA Intellectual Property Rights or other trade secret material to GEXA; or (C) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by GEXA or any of its Subsidiaries.

(iii)                               To GEXA’s knowledge, (A) all patents, registered trademarks, service marks and copyrights held by GEXA are valid and subsisting and (B) there is no unauthorized use, infringement or misappropriation of any of the GEXA Intellectual Property by any third party, including any employee or former employee of GEXA or any of its Subsidiaries.

(s)                                  Accounts Receivable.  The accounts receivable of GEXA and its Subsidiaries as reflected in the December 31, 2004, unaudited financial statements provided to Holdings (the “GEXA Unaudited Financial Statements”), and, as of the Closing Date, the December 31, 2004, audited financial statements (the “GEXA Audited Financial Statements”), to the extent uncollected on the date hereof (or, as of the Closing Date with respect to the Certificate described in Section 6.2(a)) (i) have arisen in the ordinary course of business of GEXA and its Subsidiaries and (ii) subject only to reserves for bad debts (including overbilling reserves) computed in a manner consistent with past practice and reasonably estimated to reflect the probable results of collection, have been collected or are collectible in the ordinary course of business of GEXA and its Subsidiaries in the aggregate recorded amounts shown in the GEXA Unaudited Financial Statements and, as of the Closing Date, the GEXA Audited Financial Statements.  Section 3.1(s) of the GEXA Disclosure Schedule sets forth a summary accounts receivable report as of the date set forth in such schedule listing all accounts receivable of GEXA and its Subsidiaries reflecting the aging thereof in the following intervals (except as otherwise noted in Section 3.1(s) of the GEXA Disclosure Schedule): 0-30 days, 31-60 days, 61-90 days, 91-120 days and greater than 120 days.

(t)                                    Customers.  Section 3.1(t) of the GEXA Disclosure Schedule sets forth a list, as of the date set forth in such schedule, of (i) the one hundred (100) customers of GEXA and its Subsidiaries that generated the highest total revenues during the one month period ended February 28, 2005, and the past due amount thereof as of February 28, 2005 (if any), and (iii) confirmation of whether a written agreement exists between GEXA or any of its Subsidiaries and each such customer, the effective date and term of each such written agreement and whether, with respect to the top 25 of such 100 customers, a full, complete and accurate copy of each such agreements (as amended) has been provided to FPL Parties.  Attached to the GEXA Disclosure Schedule as Exhibit 3.1(t) are the forms of Customer Contracts that are used by GEXA with respect to its residential and commercial Contracts and each of GEXA’s Customer Contracts are, except as set forth in Section 3.1(t) of the GEXA Disclosure Schedule, substantially in the forms attached thereto except to the extent such nonconformance would not result in a Material Adverse Effect as to GEXA.  To the knowledge of GEXA, the relationships of GEXA and its Subsidiaries with such customers are good commercial working relationships and, except as set forth in Section 3.1(t) of the GEXA Disclosure Schedule, no Person listed on Section 3.1(t) of the GEXA Disclosure Schedule within the last twelve months has threatened in writing to cancel or otherwise terminate the relationship of such Person with GEXA or any of its Subsidiaries.  As of March 26, 2005, GEXA had Customer Contracts for approximately 112,700 meters and as of such date GEXA had balanced all of its sales and purchase obligations with respect to such customers in accordance with GEXA’s board of directors’ policy set forth in the resolution dated August 26, 2004.

(u)                                 Investment Company Act.  Each of GEXA and its Subsidiaries either (i) is not an “investment company,” or a company “controlled” by, or an “affiliated company” with respect to, an “investment company,” within the meaning of the Investment Company Act of

1940, as amended (the “Investment Company Act”) or (ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, neither GEXA nor any of its Subsidiaries is required to be registered under the Investment Company Act.

(v)                                 Brokers or Finders.  No agent, broker, investment banker, financial advisor or other Person retained by or on behalf of GEXA is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except for fees payable to the GEXA Financial Advisor pursuant to the Contract between GEXA and the GEXA Financial Advisor with respect to the transaction contemplated hereby (a true and correct copy of which has previously been provided to the FPL Parties), the fees and expenses of which will be paid by GEXA in accordance with GEXA’s agreement with such firm.

(w)                               Vote Required.  The affirmative vote of two-third of the votes that the holders of the outstanding shares of GEXA Common Stock are entitled to cast with respect to the adoption and approval of this Agreement is the only vote of the holders of any class or series of the capital stock of GEXA necessary to approve the Merger and the other transactions contemplated hereby.

(x)                                   Opinion of Financial Advisor.  GEXA has received the oral opinion of the GEXA Financial Advisor (to be confirmed in writing with an opinion dated the date hereof) to the effect that, as of such date, the Merger consideration is fair to GEXA’s stockholders, from a financial point of view, a copy of which written opinion will be delivered to FPL Group.

(y)                                 Intentionally Omitted.

(z)                                   Ownership of FPL Group Common Stock.  As of the date hereof, neither GEXA nor any of its Subsidiaries (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of FPL Group.

(aa)                            Appraisal Rights and Dissenters’ Rights.  The stockholders of GEXA do not have appraisal or dissenters’ rights in connection with the Merger.

(bb)                          Insurance.

(i)                                     Section 3.1(bb) of the GEXA Disclosure Schedule sets forth the insurance policies maintained by GEXA and its Subsidiaries (the “Insurance Policies”) and their respective coverage and renewal dates.  All of such Insurance Policies are in full force and effect and neither GEXA nor any of its Subsidiaries is in material default with respect to its obligations under any of such insurance policies.  No notice of cancellation or termination or rejection of any claim has been received by GEXA or any of its Subsidiaries with respect to any such Insurance Policy.

(ii)                                  At no time has GEXA or any of its Subsidiaries (x) been denied any material insurance or indemnity bond coverage which it has requested, (y) made any material reduction in the scope or amount of its insurance coverage, or, except as set forth in Section 3.1(bb)(ii) of the GEXA Disclosure Schedule, received written notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in

Section 3.1(bb)(i) of the GEXA Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect or (z) suffered any extraordinary increase in premium for renewed coverage.  Except as set forth in Section 3.1(bb)(ii) of the GEXA Disclosure Schedule, no insurance carrier has canceled, failed to renew or materially reduced any material insurance coverage for GEXA or any of its Subsidiaries or given any written notice, not renew or reduce any such coverage.

(cc)                            GEXA Gold.  Except as set forth in Section 3.1(cc) of the GEXA Disclosure Schedule, GEXA has no knowledge of any facts, events, circumstances, occurrences or omissions that would have, at the time of the failed merger transaction or purported Reincorporation Transaction, constituted or given rise to a material breach of any of the representations or warranties set forth in Section 3.1(f), (i), (j) and (n) assuming that all such representations and warranties had been made by Gexa Gold to GEXA at such time and without application of any of the exceptions or other provisions that are specifically applicable to GEXA or its Subsidiaries in such Sections.  Except as set forth in Section 3.1(cc) of the GEXA Disclosure Schedule, (i) GEXA Gold did not (and has not) conducted any business activities since the issuance of the final bankruptcy order with respect to GEXA Gold.

(dd)                          Regulatory Matters.  Except as set forth in Section 3.1(dd) of the GEXA Disclosure Schedule, and without limiting the generality of any other representation or warranty set forth in this Section 3.1, GEXA (i) is currently the holder of a retail electric provider certificate from the PUC, (ii) is not in material violation of any of the requirements of the certificate; (iii) to the knowledge of GEXA, is not currently under investigation by the PUC for violation of PUC rules, including the customer protection rules; (iv) is in substantial compliance with the financial standards required by the PUC with respect to obligations to retail customers and the billing and collection of transition charges; (v) is in substantial compliance with all applicable renewable energy portfolio standards; (vi) is in substantial compliance with all applicable PUC customer protection requirements, disclosure requirements, marketing guidelines and anti-discrimination rules; (vii) has paid in full all invoiced charges by transmission and distribution utilities pursuant to the terms of the utilities’ standard tariffs on file at the PUC; (viii) is a member of ERCOT in good standing; (ix) has no outstanding settlement disputes with ERCOT or expected financial liability to ERCOT that has not been disclosed to Holdings; (x) has registered with all municipalities requiring registration and in which they serve retail customers; (xi) has not defaulted or failed to file any required reports with the PUC or ERCOT, or that it has remedied any non-compliance; (xii) has no pending applications to materially change the terms of its REP certification, or to require it to provide Provider of Last Resort (“POLR”) service; (xiii) has disclosed all pending bids or outstanding responses to request for proposals that would (if accepted) form a contractual obligation to any third party in excess of $25,000; (xiv) has either filed all required reports with the comptroller for refund of System Benefit Fund (“SBF”) discounts or has not waived the right to refund from SBF; and (xv) has not undertaken actions in Texas that would cause it to be subject to regulation by FERC as an “electric utility”.  In addition, each of the GEXA Subsidiaries is in material compliance with the rules, regulations and requirements of the public utility commission and independent system operators (or similar state agencies) in the states in which each such Subsidiary conducts business.

(ee)                            PUHCA; Regulation as Utility.  Neither GEXA nor any of its Subsidiaries is (i) subject to regulation as a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a subsidiary or holding company or a “public utility company” under the Public Utility Holding Company Act of 1935, (ii) subject to regulation under the Federal Power Act, as amended, or (iii) subject to any state Law with respect to the rates or financial or organizational regulation of electric utilities.  Neither GEXA nor any of its Subsidiaries owns or leases any generation, distribution or transmission assets

(ff)                                Full Disclosure; Absence of Undisclosed Liabilities; Material Adverse Effect.

(i)                                     All documents, Contracts, instruments, certificates, notices, consents, affidavits, letters, schedules (including Schedules to this Agreement), and exhibits delivered by or on behalf of GEXA or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby are accurate, complete and authentic in all material respects (excluding forecasts).  No (I) representation or warranty (x) of GEXA contained in this Agreement, and (II) no certificate furnished by or on behalf of GEXA or any of its Subsidiaries to the FPL Parties pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.  Section 3.1(ff) of the Disclosure Schedule sets forth, for each GEXA Designated Stockholder that is a party to the Voting Agreement, the record ownership as of the date of this Agreement based on inquiry of GEXA’s stock transfer agent.

(ii)                                  Except as disclosed in the GEXA Unaudited Financial Statements provided to the FPL Parties, neither GEXA nor any of its Subsidiaries has as of the date of this Agreement (and as of the Closing Date) any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies which, (A) were incurred in the ordinary course of business after December 31, 2004, (B) were incurred in connection with the preparation, negotiation and consummation of this Agreement and the transactions contemplated hereby, or (C) would not, individually or in the aggregate, result in a Material Adverse Effect as to GEXA.

(gg)                          Material Adverse Change. As of the date of this Agreement, since December 31, 2004, there has not been a Material Adverse Change.

3.2                                 Representations and Warranties of FPL Group and Sub.  Each of FPL Group, Holdings and Sub, jointly and severally, represent and warrant to GEXA as of the date hereof and on the Closing Date (unless otherwise indicated) as follows:

(a)                                  Organization, Standing and Corporate Power; Subsidiaries.  Each of FPL Group and Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.  Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Each of FPL Group, Holdings and Sub have all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted.

(b)                                 Certificate of Incorporation and By-Laws or Equivalent Organizational Documents.  Complete and correct copies of the Certificate or Articles of Incorporation and By-laws of FPL Group, as amended to date, have been delivered or made available to GEXA.  Such organizational documents of FPL Group and the organizational documents of Holdings and Sub are in full force and effect.  None of FPL Group, Holdings or Sub is in violation of any provision of such applicable organizational documents.

(c)                                  Capitalization.

(i)                                     As of the date of this Agreement, the authorized capital stock of FPL Group consists of: 800,000,000 shares of FPL Group Common Stock, of which 391,854,153 shares were issued and outstanding as of March 22, 2005, and 100,000,000 shares of serial preferred stock, par value $.01 per share, of which no shares were issued and outstanding as of March 15, 2005.  The shares of FPL Group Common Stock to be issued to the holders of GEXA Common Stock, Stock Options and Warrants pursuant to the Merger (or in the case of the Stock Options or Warrants, upon their exercise at or after the Effective Time), will, when issued in accordance with the terms hereof and of the Stock Options or Warrants, as applicable, be duly authorized, validly issued, fully paid and non-assessable shares of FPL Group Common Stock, free of any preemptive rights and Liens imposed by FPL Group or any of its direct or indirect Subsidiaries.

(ii)                                  As of the date of this Agreement, FPL Group owns one hundred percent (100%) of the limited liability company interests of Holdings.  As of the date of this Agreement, (i) the authorized capital stock of Sub consists of (A) 1,000 shares of common stock, all of which are issued and outstanding as of March 9, 2005 and owned by Holdings, and are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(d)                                 Authority.  Each of FPL Group, Holdings and Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of each of FPL Group, Holdings and Sub and no other proceedings on the part of FPL Group, Holdings or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of FPL Group, Holdings and Sub and constitutes a valid and binding obligation of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws limiting creditors’ rights generally and to general equitable principles.

(e)                                  Government Approvals, Required Consents.

(i)                                     No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity on the part of Holdings or Sub is required in connection with the execution or delivery by FPL Group, Holdings or Sub of this Agreement, and the consummation by FPL Group, Holdings and Sub of the transactions contemplated hereby or compliance by any of them with the provisions hereof, other than (A) the filing of the Articles of Merger with the Secretary of State of Texas in accordance with the TBCA, (B) filings with the SEC and the NYSE in connection with the Merger and the issuance of FPL Group Common Stock contemplated thereby and in connection with the Stock Options and Warrants, (C) filings under State securities or “Blue Sky” laws, (D) filings under the HSR Act, (E) filing with the PUC of an amendment application regarding the change of ownership of GEXA with respect to its retail electric provider license and, if required by the PUC, filing of an application for recertification, and (F) such other consents, approvals, authorizations, declarations, filings or notices that would not, if not obtained or made, result in a Material Adverse Effect as to FPL Group and its Subsidiaries taken as a whole (any such consents, approvals, authorizations, declarations, filings or notices specified in clauses (A) through (F) being referred to as “FPL Governmental Approvals”).

(ii)                                  No consent, approval or action of, or filing with, or notice to, any Person (other than a Governmental Entity) shall be required in connection with the execution or delivery by FPL Group, Holdings or Sub of this Agreement, the consummation by FPL Group, Holdings and Sub of the transactions contemplated hereby or compliance by any of them with the provisions hereof, other than such consents, approvals, actions, filings, or notices which would not, if not obtained or made, result in a Material Adverse Effect as to FPL Group and its Subsidiaries taken as a whole (collectively, the “FPL Third Party Consents”).

(f)                                    Non-Contravention.  The execution and delivery of this Agreement by FPL Group, Holdings and Sub does not, and the consummation of the transactions contemplated hereby and compliance by FPL Group, Holdings and Sub with the provisions hereof will not, (i) conflict with or result in any violation of any provision of the Articles of Incorporation or By-laws (or equivalent or comparable documents) of FPL Group or any of its Subsidiaries, in each case as amended and/or restated; (ii) if the FPL Third Party Consents are obtained, result in any violation or breach of, or result in a modification of the effect of, or constitute (with or without notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any Contracts to which FPL Group or any of its Subsidiaries is a party or by or to which any of them or any of their properties may be bound or subject, or result in the creation of any Lien upon the properties of FPL Group or any of its Subsidiaries in each case pursuant to the terms of any such Contract, except for any such violations, breaches, modifications, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, result in a Material Adverse Effect as to FPL Group and its Subsidiaries taken as a whole; or (iii) if the FPL Governmental Approvals are obtained, result in any violation of any Laws applicable to FPL Group or any of its Subsidiaries, except for any violation that would not, individually or in the aggregate, result in a Material Adverse Effect as to FPL Group and its Subsidiaries taken as a whole.

(g)                                 Information Supplied.  None of the information supplied or to be supplied by FPL Group or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement and (ii) the Proxy Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, or at the time the Proxy Statement is mailed to the GEXA stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(h)                                 Brokers or Finders.  No agent, broker, investment banker, financial advisor or other Person has been retained by or on behalf of FPL Group or any of its Subsidiaries that is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

(i)                                     Intentionally Omitted.

(j)                                     Taxes and Related Tax Matters.  Holdings is a single member limited liability company that has not filed an election pursuant to Treas. Reg. Section 301.7701-3(c) to be taxed as an association.  Holdings is the record and beneficial owner of 100% of the issued and outstanding common stock of Sub.

(k)                                  SEC Documents; Financial Statements.  A true and complete copy of each form, report, schedule and registration statement filed with the SEC by FPL Group since January 1, 2003 (as such documents have since the time of their filing been amended or supplemented, the “FPL Group SEC Documents”), which are all the documents (other than preliminary material) that FPL Group was required to file with the SEC since such date until the day prior to the date of this Agreement are available publicly (either via EDGAR or otherwise).  In addition, the FPL Group SEC Documents, together with the forms, reports, schedules and registration statements filed by FPL Group after the date of this Agreement until the Closing Date (as such documents have since the time of their filing and through the Effective Time been amended or supplemented, the “Interim FPL SEC Documents”), are all the documents (other than preliminary material) that FPL Group will be required to file from the date of this Agreement until the Closing Date.  As of their respective filing dates (or if amended, as of the date of its last amendment), the FPL Group SEC Documents (other than preliminary material) and, as of the Closing Date, the FPL Group SEC Documents and the Interim FPL SEC Documents (other than preliminary material) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such FPL Group SEC Documents and Interim FPL SEC Documents, and none of the FPL Group SEC Documents and Interim FPL SEC Documents (including all financial statements included therein and exhibits and schedules thereto and documents incorporated by reference therein) as of such filing or amendment dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of FPL Group included in the FPL Group SEC Documents, and as of the Closing Date, the FPL Group SEC Documents and the Interim FPL SEC Documents, comply in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, normal period-end adjustments or as otherwise permitted by the Exchange Act) and fairly present in all material respects (subject, in the case of the unaudited financial statements, to normal, recurring audit adjustments that, individually and in the aggregate, were and will not be not material) the consolidated financial position of FPL Group and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.  Notwithstanding anything set forth in this Section 3.2(k) to the contrary, FPL Group makes no representations or warranties with respect to any information provided by GEXA, its Subsidiaries or its or their Agents, that is included in or incorporated by reference as part of the FPL Group SEC Documents or the Interim FPL SEC Documents.

(l)                                     No FPL Group Stockholder Vote.  No vote of holders of shares of FPL Group Common Stock is necessary to approve this Agreement, the Merger or the other transactions contemplated hereunder.

(m)                               Ownership of GEXA Common Stock.  As of the date of this Agreement, neither FPL Group nor any of its Subsidiaries own any shares of GEXA Common Stock, except for shares that may be held in connection with pension or any other employee benefit plans.

(n)                                 Material Adverse Change.  As of the date of this Agreement and except as disclosed in or contemplated by any Exchange Act filing made on or prior to the date of this Agreement, since December 31, 2004, there has not been any event, occurrence, fact, condition, change or effect (individually or in the aggregate) resulting in or reasonably likely to result in a material adverse change in the business, assets, properties, results of operations, or financial condition of FPL Group and its Subsidiaries taken as a whole.

ARTICLE IV
COVENANTS

4.1                                 Mutual Covenants of FPL Group and GEXA.  Each of FPL Group, Holdings and GEXA agree that, except as expressly contemplated or permitted by this Agreement, it shall (and, in the case of GEXA, shall cause each of its Subsidiaries to) comply with the following covenants:

(a)                                  Confidentiality.  From and after the date hereof, each party shall, and shall cause its Affiliates and its and their respective Agents to keep secret and hold in strictest confidence any and all documents and information relating to the other party and its respective Affiliates furnished to such first party (whether before or after the date hereof) in connection with the transactions contemplated hereunder, other than the following: (i) information that has become generally available to the public other than as a result of a wrongful disclosure by such party, its Affiliates or its Agents; (ii) information that becomes available to such party or an Agent of such party on a nonconfidential basis from a third party having no obligation of confidentiality to a party to this Agreement and which has not to the knowledge of the receiving party itself received such information directly or indirectly in breach of any such obligation of confidentiality; (iii) information that is required to be disclosed by applicable Laws, judicial order or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such party or any such Affiliate are listed or traded; provided that the party making such disclosure or whose Affiliates or Agents are making such disclosure shall notify the other party as promptly as practicable (and, if possible, prior to making such disclosure) and shall use reasonable efforts to limit the scope of such disclosure and seek confidential treatment of the information to be disclosed; (iv) disclosures made by any party as shall be reasonably necessary in connection with obtaining the FPL Third Party Consents, the FPL Governmental Approvals, the GEXA Governmental Approvals and/or the GEXA Third Party Consents; and (v) information related to the press release attached as Exhibit A or generally related to the terms of the Merger as necessary or appropriate for the FPL Parties to disclose in connection with FPL Group’s investor relations program.  The Confidentiality Agreement, dated as of September 1, 2004 as amended (the “Confidentiality Agreement”), between FPL Energy Power Marketing, Inc. and GEXA shall apply to disclosures of confidential information made prior to the date of this Agreement.

(b)                                 Publicity.  Except as permitted by Section 4.1(a) or otherwise required by applicable Laws or the rules or regulations of any securities exchange on which the securities of such party or any Affiliate of such party are listed or traded as determined in the good faith opinion of the disclosing person’s counsel, until the earlier of (i) the date on which this Agreement ceases to be in effect and (ii) the Closing Date, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party and in any event each party agrees that it will give the other party reasonable opportunity to review and comment upon any such release or announcement prior to publication of the same.  Each party consents to the publication of a press release in the form attached hereto as Exhibit A following the execution and delivery of this Agreement and GEXA consents to disclosures made by the FPL Parties of the type described in (a)(v), above, of this Section 4.1.

(c)                                  Preparation of the Proxy Statement and the Registration Statement.  As soon as practicable following the date of this Agreement, at the direction of FPL Group, and with all reasonably necessary assistance from GEXA, FPL Group and GEXA shall prepare and cause to be filed with the SEC the Proxy Statement and FPL Group shall prepare and cause to be filed with the SEC the Registration Statement, in which the Proxy Statement will be included as part of a Proxy Statement/Prospectus.  Each party shall provide the other party and its Agents with reasonable opportunity to review and comment upon the Registration Statement and Proxy Statement, including all amendments and supplements thereto contained therein, prior to the filing thereof with the SEC and/or the distribution thereof to the stockholders of GEXA, and shall make all reasonable changes thereto requested by such other party or its Agents.  GEXA shall furnish all information concerning it and the holders of its capital stock as FPL Group may reasonably request in connection with the preparation of the Registration Statement and Proxy Statement.  Each party hereto shall use its reasonable commercial efforts to cause the Registration Statement and Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective by the SEC as promptly as practicable after its filing.  Each of FPL Group and GEXA shall make all necessary filings with the SEC under the Securities Act, the Exchange Act, the applicable securities exchange (and the rules and regulations thereunder) in connection with the transactions contemplated hereby.

(d)                                 Satisfaction of Conditions; Additional Agreements.  Subject to the terms and conditions of this Agreement, each party hereto agrees to use its reasonable commercial efforts to cause the conditions set forth in Article VI of this Agreement to be satisfied, and to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including obtaining any GEXA Third Party Consents, GEXA Governmental Approvals, FPL Third Party Consents or FPL Group Government Approvals, and cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, the HSR Act.  In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party shall take all such necessary action.

(e)                                  Other Actions.  From the date hereof through the Closing Date, each of Holdings and GEXA shall not, and shall cause its Subsidiaries not to, take any action that is intended to or is reasonably likely to result in any of the representations and warranties of

Holdings or GEXA, as the case may be, set forth in this Agreement being untrue in any material respect as of the date made, or any of the conditions to the Closing set forth in Article VI of this Agreement not being satisfied.

(f)                                    Cooperation; Notification.  Subject to applicable Laws, each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of (i) any material notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) any material notice or other communication from any regulatory authority or national securities exchange in connection with the transactions contemplated by this Agreement; (iii) any material failure by a party to comply or satisfy any covenant, condition or agreement required to be complied with hereunder; (iv) any occurrence or nonoccurrence of any event which would or is reasonably likely to cause a representation or warranty set forth in this Agreement to be untrue or inaccurate in any material respect prior to the Closing Date; and (v) in the case of GEXA, any material claims, actions, proceedings or investigations commenced or, to the best of GEXA’s knowledge, threatened, involving or affecting GEXA or any of its Subsidiaries, or any of its property or assets, or, to the best of GEXA’s knowledge, any employee, consultant, director or officer, in his or her capacity as such, of GEXA or any of its Subsidiaries, which relates to the consummation of the Merger or the other transactions contemplated by this Agreement, the occurrence or nonoccurrence of which has (or is reasonably likely to have) a Material Adverse Effect (either individually or in the aggregate) as to GEXA.

(g)                                 Legal Conditions to Merger.  Each of GEXA, FPL Group, Holdings and Sub will take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger.  Each of GEXA and FPL Group will, and will cause its Subsidiaries to, take all commercially reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by FPL Group or GEXA or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

4.2                                 Covenants of GEXA.  During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement or the Closing Date, GEXA agrees that, except as expressly contemplated or permitted by this Agreement, or to the extent that Holdings shall otherwise consent in writing:

(a)                                  Ordinary Course.  GEXA shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use its commercially reasonable efforts to preserve intact their current business organizations, retain and keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, contractors, distributors, licensors, licensees and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the

Closing Date (it being understood and agreed by Holdings and GEXA that this Section 4.2(a) is a material covenant and FPL Group and Holdings is relying on GEXA’s compliance with the provisions of this covenant between the date hereof and the Closing Date for purposes of Section 6.2(b) hereof).  Without limiting the generality of the foregoing, and except as otherwise required by law, neither GEXA nor any of its Subsidiaries shall, without the prior written consent of Holdings:

(i)            (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, whether payable in cash, stock, property or otherwise (except dividends and distributions by a direct or indirect wholly owned Subsidiary of GEXA to GEXA), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of GEXA or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)           authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than (x) issuances upon exercise of stock options or warrants outstanding on the date hereof and listed in Section 3.1(c) of the GEXA Disclosure Schedule, and (y) issuances of Continental Shares in the ordinary course of business, consistent with past practices and in accordance with the Continental Agreement);

(iii)          except as set forth on Section 4.2(a)(iii) of the GEXA Disclosure Schedule, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, warrant, restricted stock, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of GEXA or any of its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of GEXA or any of its Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of GEXA or any of its Subsidiaries;

(iv)          amend its articles of incorporation, by-laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of GEXA or any of its Subsidiaries;

(v)           except as set forth on Section 4.2(a)(v) of the GEXA Disclosure Schedule, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than (i) disposals that do not exceed $50,000 in the aggregate and that are made in the ordinary course of its business or (ii) the sale of electricity to its customers in the ordinary course of business;

(vi)          incur any Debt (other than in the ordinary course of business consistent with past practices associated with the purchase and sale of electricity and transmission and distribution under existing credit facilities), issue or sell any debt securities or warrants or other rights to acquire any debt securities of GEXA or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, or make any loans, advances or capital contributions to, or investments in, any other Person, other than to GEXA or any direct or indirect wholly owned Subsidiary of GEXA;

(vii)         change any accounting principle used by it, unless required by the SEC or the Financial Accounting Standards Board or change any credit practices or collection policies;

(viii)        enter into any transaction or series of transactions with any Affiliate of GEXA (other than a wholly owned Subsidiary of GEXA) or otherwise that would be required to be disclosed pursuant to Item 404 of Regulation S-K other than on terms and conditions substantially as favorable to GEXA or such Subsidiary as would be obtainable by GEXA or such Subsidiary at the time of such transaction with a Person that is not an Affiliate of GEXA;

(ix)           enter into or amend, modify, supplement, terminate, assign or waive any material provision of any Customer Contract with any customer or potential customer, provided that GEXA and its Subsidiaries may (a) terminate Customer Contracts for default or nonpayment in the ordinary course of business consistent with past practices, and (b) enter into, modify, amend or supplement Customer Contracts in the ordinary course of business consistent with past practices if the terms of such contracts, agreements or arrangements as entered into, amended, modified, or supplemented do not differ in any material adverse respect from the terms set forth in the forms of client contracts attached to Section 4.2(a)(ix) of the GEXA Disclosure Schedule;

(x)            make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, or, in either case, enter into any binding commitment or contract to make such expenditures;

(xi)           make any tax election or settle or compromise any tax liability or refund, except as would not reasonably be expected to have a Material Adverse Effect as to GEXA;

(xii)          except as contemplated by Section 6.2(g) of this Agreement, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000, net of any insurance benefit to GEXA, in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or liabilities reflected in the GEXA SEC Documents incurred in the ordinary course of business and consistent with past practices;

(xiii)         settle or compromise any pending or threatened suit, action or claim relating to this Agreement and the transactions contemplated hereby;

(xiv)        commit or agree in writing or otherwise to do any act restricted by this Section 4.2;

(xv)         fail to maintain insurance coverages as contemplated by Section 3.1(bb) and file and prosecute any claims thereunder relating the business of GEXA and its Subsidiaries;

(xvi)        fail to invest available cash balances, to the extent not otherwise required by the terms of GEXA’s existing credit facilities, in investments that would qualify as Permitted Investments.

(xvii)       (A) grant any waiver of any material term under, (B) give any material consent with respect to, (C) assign, terminate or amend, in any material respect, any Material Contract (including without limitation the top 100 Customer Contracts) or GEXA Permit, or allow a GEXA Permit to lapse or terminate or fail to renew any GEXA Permit;

(xviii)      subject to (xvii) and except for Customer Contracts, enter into, terminate, assign or amend any Contract other than in the ordinary course of business, provided that, if the ordinary course of business exception applies, such actions shall only be permitted if the Contract involves total consideration of less than $50,000 in the aggregate; and

(xix)         engage in any practices, take any action, or enter into any transaction that would result in any misrepresentation or breach of warranty under Section 3.1 of this Agreement; and

(xx)          fail to balance its purchases and sales of electricity in accordance with the balancing policy of the board of directors of GEXA as set forth in the GEXA board resolution dated August 26, 2004.

(b)           GEXA Stockholder Meeting.  GEXA shall, promptly after the Registration Statement is declared effective, take all action necessary in accordance with the TBCA and its Articles of Incorporation and By-laws to convene a meeting of its stockholders as promptly as practicable after the effectiveness of the Registration Statement to, among other things, consider and vote upon this Agreement and the Merger (the “Stockholders’ Meeting”), and GEXA shall consult with FPL Group in connection therewith.  GEXA will use all reasonable efforts to obtain the requisite stockholder approval as soon as practicable after the Registration Statement is declared effective (but no later than twenty five (25) Business Days thereafter).  Without limiting the generality of the foregoing, GEXA agrees that its obligations pursuant to the first two sentences of this Section 4.2(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Holdings or FPL Group of any Transaction Proposal or (ii) the withdrawal or modification by the Board of Directors of GEXA of its approval or recommendation of this Agreement or the Merger.  Subject to the provisions of Section 4.2(c), the Board of Directors of GEXA shall recommend that GEXA’s stockholders vote in favor of the adoption and approval of this Agreement (the “Recommendation”) and the Board of Directors of GEXA shall not withdraw, condition or modify or propose to withdraw, condition or modify in a manner adverse to FPL Group, the Recommendation except as provided in Section 4.2(c).  GEXA shall use all reasonable efforts to solicit from stockholders of GEXA proxies in favor of the approval and adoption of this Agreement and to secure the vote or the consent of the stockholders required by the TBCA to approve and adopt this Agreement.

(c)           No Solicitation.

(i)            Neither GEXA nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize or permit any of their respective Agents to, directly or indirectly, (i) solicit, initiate, encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, a Transaction Proposal or agree to or endorse or recommend any Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any Transaction Proposal; provided, however, that the foregoing clauses (i) and (ii) shall not prohibit GEXA from, prior to the Stockholders’ Meeting, (A) furnishing information pursuant to an appropriate confidentiality letter concerning GEXA and its businesses, properties or assets to a third party which has made an unsolicited Qualified Transaction Proposal, (B) engaging in discussions or negotiations with such a third party which has made an unsolicited Qualified Transaction Proposal (as defined below) or (C) following receipt of an unsolicited Qualified Transaction Proposal, taking and disclosing to its shareholders a position with respect to such Qualified Transaction Proposal, but in each case referred to in the foregoing clauses (A) through (C) only after the Board of Directors of GEXA determines in good faith (after consultation with outside legal counsel), that there is a substantial likelihood that the failure to take such action would be a breach of GEXA’s Board of Directors fiduciary obligations to GEXA’s stockholders under applicable Law and that the third party which made the unsolicited Qualified Transaction Proposal has the ability and the financial wherewithal to consummate a Superior Acquisition Proposal (as defined below).  If the Board of Directors of GEXA receives a Transaction Proposal, then GEXA shall immediately (and in any event within 24 hours) inform FPL Group and Holdings of the material terms and conditions of such proposal and the identity of the Person making it and shall keep FPL Group fully informed regarding any significant details or developments with respect to any such Transaction Proposal and of all significant steps it is taking in response to such Transaction Proposal.  For purposes of this Agreement, the term (“Qualified Transaction Proposal”) shall mean a Transaction Proposal that the Board of Directors of GEXA determines in good faith after consultation with its outside financial advisors, is reasonably capable of being financed or is not subject to any material contingencies relating to financing.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.2(c) by (or at the direction of) an officer, director of or any investment banker, attorney, accountant, Agent or other advisor or representative of GEXA or any of GEXA’s Subsidiaries, whether or not such person is purporting to act on behalf of GEXA, a GEXA Subsidiary or otherwise, shall be deemed to be a breach of this paragraph by GEXA.  GEXA immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Qualified Transaction Proposal.

(ii)           Except as permitted by this Section, neither the Board of Directors of GEXA nor any committee thereof shall: (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the FPL Parties, the Recommendation or any approval or recommendation by the Board of Directors of GEXA or any committee thereof of this Agreement or the Merger; (B) approve or recommend, or propose to approve or recommend, to GEXA’s stockholders, any Qualified Transaction Proposal or; (C) cause GEXA or any of its Subsidiaries to enter into an agreement with respect to any Qualified Transaction Proposal, unless the Board of Directors of GEXA reasonably determines in good faith (after consultation with its outside financial advisors) that (x) such Qualified Transaction Proposal is a Superior Acquisition Proposal (as defined below) and (y) (after consultation with outside legal counsel) that there is a substantial likelihood that the failure to take such action would be a breach of the Board of Directors of GEXA fiduciary obligations to GEXA stockholders under applicable Law.

(iii)          Notwithstanding any other provision of this Agreement, if the Board of Directors of GEXA determines, in its good faith judgment, that a Qualified Transaction Proposal is a Superior Acquisition Proposal, the Board of Directors of GEXA may terminate this Agreement (subject to the Company’s obligations under Section 8.5); provided, that: (A) GEXA provides at least five (5) business days prior written notice to FPL Group of its intention to terminate this Agreement; (B) during such five (5) business day period (or longer period if extended by GEXA and FPL Group, (the “Negotiation Period”)), GEXA agrees to negotiate in good faith with FPL Group regarding such changes as FPL Group may propose to the terms of this Agreement, with the intent of enabling GEXA to agree to a modification of this Agreement so that the transactions contemplated hereby may be consummated; and (C) after expiration of the Negotiation Period, the Qualified Transaction Proposal remains a Superior Acquisition Proposal (taking into account any modifications to the terms thereof proposed by FPL Group) and the Board of Directors of GEXA confirms its determination (after consultation with outside legal counsel and its outside financial advisor) that it is a Superior Acquisition Proposal.  Nothing contained herein shall prevent the Board of Directors of GEXA from complying with Rule 14e-2(a) or Rule 14d-9 under the Exchange Act with regard to a Transaction Proposal, or from making other disclosures to the GEXA stockholders required under applicable Law; provided, however, that any such response shall comply with the other requirements of this Section 4.2(c).

(iv)          For purposes of this Agreement, “Superior Acquisition Proposal” means any bona fide, written Qualified Transaction Proposal made by a third party to acquire GEXA pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all of its assets (together with the assumption of all or substantially all of its liabilities) or otherwise, not solicited in violation of this Section 4.2(c) that is on terms that the Board of Directors of GEXA reasonably determine in good faith (after consulting with its outside financial advisors) would (A) result in a transaction that is more favorable, from a financial point of view, by at least $3,500,000 (which amount is inclusive of the termination fee set forth in Section 8.5(b)) to the GEXA stockholders than the transactions contemplated hereby if such Qualified Transaction Proposal were to be consummated, (B) has a substantial likelihood of being consummated and (C) for which financing, to the extent required, is then fully committed or which, in the good faith judgment of such members (after consultation with outside financial advisors) is reasonably capable of being financed by such third party.

(d)           Affiliates.  Concurrently with the execution of this Agreement, GEXA is delivering to FPL Group a letter identifying all Persons who, to the knowledge of GEXA, may be deemed to be “affiliates” of GEXA under Rule 145 under the Securities Act, including, without limitation, all directors and executive officers of GEXA.  GEXA shall use its commercially reasonable efforts to deliver to FPL Group within 30 days prior to the Stockholders’ Meeting (and in any case prior to the Effective Time) copies of letter agreements, each in the form prepared by FPL Group and reasonably acceptable to GEXA, executed by each such Person so identified as an “affiliate” of GEXA (the letters described in this Subsection (d) being collectively referred to as “Affiliate Letters”).

(e)           Access to Information.  Subject to Section 4.1(a), upon reasonable notice, GEXA shall, and shall cause its Subsidiaries to, afford to Holdings and its Agents, access, during normal business hours during the period prior to the Closing Date, to all its properties, books, records, Contracts, commitments, and financial information and statements and, during such period, GEXA shall, and shall cause its Subsidiaries to, promptly furnish or otherwise make available to Holdings: (i) a copy of each report, schedule, registration statement and other document filed or received by any of them during such period pursuant to the requirements of federal securities laws; and (ii) all other information concerning its business, properties and personnel as Holdings may reasonably request.  In addition, to the extent permitted by applicable Laws, the FPL Parties shall have the right to have an individual present at the principal offices of GEXA during normal business hours from the date hereof through the Closing Date, and such person shall have the right to observe all business operations and to observe meetings and discussions; provided, that GEXA shall be permitted to excuse such individuals in situations where the GEXA Board of Directors determines in good faith that such action is required to preserve its attorney client privilege.

(f)            Audited Financial Statements.  Within 24 hours after their issuance, GEXA shall provide to the FPL Parties copies of the GEXA Audited Financial Statements accompanied by the opinion of the auditor thereon.

(g)           Balance Sheet; Working Capital Calculation.  At least fifteen (15) days prior to the Closing Date, GEXA shall deliver the following:  (i) a consolidated balance sheet of GEXA and its Subsidiaries as of the most recent month end (which balance sheet shall be prepared in accordance with GAAP on a basis consistent with that utilized in the preparation of the consolidated balance sheet of GEXA and its Subsidiaries contained in the GEXA Audited Financial Statements), provided that such month end shall not have occurred any earlier than 60 days prior to the Closing Date, but in no event prior to May 31, 2005 (provided that the May 31, 2005 Financial Statements shall be available no later than June 30, 2005) (the “Closing Balance Sheet”); (ii) a statement of the amount of Working Capital as determined from, and as of the date of, the Closing Balance Sheet showing the calculation thereof in reasonable detail (the “Working Capital Statement”); in each case subject to verification and approval (such approval not to be unreasonably withheld) by Holdings and (iii) a certificate of the chief financial officer of GEXA certifying the accuracy of the Closing Balance Sheet and the Working Capital Statement (the “CFO Certificate”).

4.3           Listing.  FPL Group shall use its commercially reasonable best efforts to cause the shares of FPL Group Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

4.4           Retail Electric Provider License.  Within five (5) Business Days after the date of this Agreement, GEXA shall file with the PUC an amendment application with respect to its Texas retail electric provider license to reflect the change of ownership that would result from the Merger.  If required by the PUC, GEXA shall file an application for recertification as a retail electric provider within five (5) Business Days after being notified of such requirement.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1           Additional Agreements; Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of GEXA described in Section 6.1(a), including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, under the HSR Act and the filings and approvals required by the PUC described in Sections 4.4 and 6.2(q) of this Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any party to this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

5.2           Employee Matters.

(a)           Holdings agrees that individuals who are employed by GEXA or any of GEXA’s Subsidiaries immediately prior to the Closing Date shall remain employees of GEXA or such Subsidiary as of the Closing Date, except to the extent such individuals voluntarily terminate their employment or terminate on account of death, retirement or disability (each such employee, an “Affected Employee”); provided, however, that nothing contained herein shall confer upon any Affected Employee the right to continued employment by GEXA or any of its Subsidiaries for any period of time after the Closing Date which is not otherwise required by law or contract.

(b)           After the Effective Time and for a period of one year following the Closing, unless and until the date FPL Group determines in its sole and absolute discretion to move Affected Employees to FPL Group employee health and welfare benefit plans, FPL Group shall cause GEXA to maintain employee health and welfare plans (but not bonus or equity-based plans except as may otherwise may be required pursuant to Section 2.3 or any other provision of this Agreement) that are substantially comparable to the health and welfare plans maintained by GEXA on the date hereof.

5.3           Directors and Officers.  (a) Holdings agrees that all rights to indemnification under the Articles of Incorporation or By-Laws of GEXA and the indemnification Contracts (the forms of which, as amended, have been filed with the SEC prior to the date hereof) existing in favor of those Persons who are, or were, directors and officers of GEXA at or prior to the date of this Agreement (the “Indemnified Persons”) shall survive the Merger solely with respect to indemnifiable claims arising from acts or omissions prior to the Effective Time, and Holdings shall cause the Surviving Corporation to fulfill and honor in all respects such indemnification obligations in accordance with their terms solely with respect to indemnifiable claims arising from acts or omissions prior to the Effective Time, for a period of six (6) years from the Effective Time; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law and provided further that such obligation shall not extend the term of any of the obligations under the indemnification Contracts.  Subject to any limitation imposed from time to time under applicable Law, the provisions with respect to indemnification set forth in the Articles of Incorporation and By-Laws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Person; provided, however, that the foregoing shall not prevent the conversion of the Surviving Corporation into a limited liability company if the limited liability company agreement and/or articles of organization contain provisions with respect to indemnification that are substantially similar to those set forth in the Articles of Incorporation and By-Laws of the Surviving Corporation.

(b)           From the Effective Time until the sixth anniversary of the Effective Time (the “Tail Period”), Holdings shall cause the Surviving Corporation to maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, a “tail” policy (the “Tail Policy”) based on the existing policy of directors’ and officers’ liability insurance maintained by GEXA as of the date of this Agreement, a true and correct copy of which has previously been provided to the FPL Parties (the “Existing Policy”); provided, however, that (i) the Surviving Corporation may substitute for the Tail Policy a policy or policies of comparable coverage and (ii) the Surviving Corporation shall not be required to pay, for the Tail Period, an aggregate premium for the Tail Policy (or for any substitute policies) in excess of two hundred percent (200%) of the premium for the Existing Policy.  In the event any future premium for the Tail Policy (or any substitute policies) exceeds two hundred percent (200%) of the premium for the Existing Policy, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Tail Policy (or any substitute policies) to the greatest amount of coverage that can be obtained for a premium equal to two hundred percent (200%) of the premium for the Existing Policy.

(c)           The provisions of this Section 5.3 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and his or her heirs, and shall be binding on all successors and assigns of Holdings and the Surviving Corporation, but shall not be binding upon or create any obligation on the part of FPL Group or any of its Affiliates other than Holdings and the Surviving Corporation.

5.4           Tax Matters.  At or prior to the filing of the Registration Statement, GEXA and Holdings will execute and deliver to Porter & Hedges, L.L.P. (“PH”), counsel to GEXA, and McDermott Will & Emery LLP. (“MWE”), counsel to the FPL Parties, tax representation letters in customary form to enable PH and MWE to deliver the tax opinions described in Sections 6.3(d) and 6.2(j), respectively.  FPL Group, Holdings, Sub and GEXA shall each confirm to PH and MWE the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence, and none shall take or cause to be taken any action which would cause to be untrue any of the provided tax representations.  GEXA and the FPL Parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the parties will take the position for all Tax purposes that the Merger so qualifies unless a contrary position is required by a final determination within the meaning of Section 1313 of the Code.  GEXA and the FPL Parties shall each use their respective commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not take actions, or cause actions to be taken, or fail to take actions that are reasonably likely to prevent such result.  Following delivery of the tax representation letters pursuant to the first sentence of this Section 5.4, GEXA and the FPL Parties will use their reasonable efforts to cause PH and MWE, respectively, to deliver to them, tax opinions satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act.  In rendering such opinions, such counsel shall be entitled to rely on reasonable assumptions and the tax representation letters referred to in this Section 5.4.

5.5           Limitation of Liability.  Notwithstanding any provision in this Agreement to the contrary and subject to Section 8.11, FPL Group’s maximum liability from any cause whatsoever arising under this Agreement or any of the other Transaction Documents to which it expressly joins as a party or is bound shall not exceed forty million dollars ($40,000,000), irrespective of the cause thereof, whether arising from FPL Group’s or any of its Affiliates’ (or FPL Group’s or any of its Affiliates’ officers, directors, employees, agents or other representatives) willful misconduct, gross negligence, or negligence and whether arising in contract, tort (including willful misconduct, negligence, gross negligence and strict liability), breach of warranty, or any other theory of law.

ARTICLE VI
CONDITIONS PRECEDENT

6.1           Conditions to the Obligations of the FPL Parties and GEXA to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been approved and adopted by the affirmative vote of two-thirds of the votes that the holders of the outstanding shares of GEXA Common Stock are entitled to cast.

(b)           Registration Statement.  The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(c)           Blue Sky Laws.  FPL Group shall have received all state securities or “Blue Sky” permits and other authorizations, if any, necessary to issue the shares of FPL Group Common Stock in the Merger.

(d)           Listing.  The FPL Group Common Stock to be issued in the Merger pursuant to this Agreement shall have been authorized for listing on NYSE, subject to official notice of issuance.

(e)           No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) restraining or preventing the consummation of the Merger or subjecting any party or any of its Affiliates to material damages as a result of the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall have used commercially reasonable efforts to have vacated such Injunction, but in no event shall either GEXA or the FPL Parties be required to expend in excess of $250,000 unless the other party(ies) agree to pay amounts in excess of $250,000.

(f)            HSR Act.  All HSR Act waiting periods shall have expired or been terminated.

(g)           Governmental Approvals.  All filings and notices required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, shall have been filed, made or obtained (as the case may be), including, without limitation, the filings provided in Section 1.3 and each of the GEXA Governmental Approvals and the FPL Governmental Approvals.

 (h)          Fairness Opinion.  The opinion of the GEXA Financial Advisor delivered to GEXA and its Board of Directors as of the date of this Agreement to the effect that the Merger consideration is fair to the GEXA stockholders, from a financial point of view.

6.2           Conditions to the Obligations of the FPL Parties.  The obligations of each of the FPL Parties under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, the imposition of which is solely for the benefit of the FPL Parties and any one of more of which may be expressly waived by any of the FPL Parties, in its sole discretion, except as otherwise required by law:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of GEXA contained herein (i) that are modified by the phrase “Material Adverse Effect” or any other materiality modifier shall have been true and correct in all respects when made (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date), and shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties that expressly relate to an earlier date, in which case of such earlier date), and (ii) the other representations and warranties of GEXA contained herein shall have been true and correct in all material respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties that expressly relate to an earlier date, in which case of such earlier date); provided, however, that in the case of the preceding clause (ii),  breaches of the representations and warranties referred to therein that are required to be true and correct as of the Closing Date and that are caused by an event or occurrence arising after the date of this Agreement shall not cause a failure of this condition precedent to be fulfilled unless such breaches, individually or in the aggregate, would adversely affect (or be reasonably likely to adversely affect) GEXA and its Subsidiaries, taken as a whole, in any material respect; and, provided further, in no case shall the “material” modifier set forth in such clause (ii) nor shall the foregoing proviso apply to the representations and warranties set forth in Section 3.1(a) - (c), (e), (h), (o), (u) - (x), (aa), (dd), and (ee) of this Agreement, which representations and warranties shall be true and correct in all respects.  Holdings shall have received a certificate dated the Closing Date signed by an executive officer of GEXA certifying to the fulfillment of this condition.

(b)           Performance of Agreements.  GEXA shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement or otherwise contemplated hereby to be performed and complied with by it at or prior to the Closing Date; provided, however, that the “material” modifier set forth above shall not apply to the obligations, agreements, covenants and conditions set forth in Section 4.2(a) of this Agreement, which obligations and agreements shall be performed and which covenants and conditions shall be complied with in all respects.  The FPL Parties shall have received a certificate dated the Closing Date signed by an executive officer of GEXA certifying to the fulfillment of this condition.

(c)           No Material Adverse Change.  There shall have been no Material Adverse Change.

(d)           GEXA Third Party Consents.  The GEXA Third Party Consents shall have been obtained and be in full force and effect (and FPL Group shall have received evidence thereof reasonably satisfactory to it).

(e)           Employment Agreement and Escrow Agreement.  The Employment Agreement shall not have been amended and the Escrow Agreement shall have been executed and delivered by Neil Leibman.

(f)            Legal Opinion.  A legal opinion shall have been executed and delivered by Porter & Hedges, L.L.P. (GEXA’s Counsel) to Holdings and FPL Group, which opinion shall be substantially in the form attached hereto as Exhibit C.

(g)           Terminated Contracts.  GEXA shall have terminated each of the contracts set forth in Section 6.2(g) of the GEXA Disclosure Schedule.

(h)           Intentionally Omitted.

(i)            Intentionally Omitted.

(j)            Tax Opinion.  FPL Group shall have received an opinion from McDermott Will & Emery LLP, Counsel to FPL Group, dated as of the Closing Date, in form and substance reasonably satisfactory to FPL Group, substantially to the effect that the Merger will constitute a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code.

(k)           Affiliate Letters.  Holdings shall have received the Affiliate Letters for all directors and officers of GEXA and its Subsidiaries and shall have complied with its obligations under Section 4.2(d) with respect to all other Persons.

(l)            Liens.  Such evidence of the release of Liens set forth in Section 6.2(l) of the GEXA Disclosure Schedule as the FPL Parties may reasonably request.

(m)          Substantive Consolidation Opinion.  FPL Group shall have received an opinion from Greenberg Traurig, counsel to FPL Group, dated as of the Closing Date, in form and substance reasonably satisfactory to FPL Group, to the effect that a court would not order the substantive consolidation of the assets and liabilities of GEXA and Holdings with FPL Group or any of its Affiliates.

(n)           Option Amendments.  GEXA shall have delivered to FPL Group letters from each of Marcie Zlotnik, Neil Leibman and James Burke consenting to the amendment of outstanding Stock Options issued to each of them so that each of such Stock Options shall be adjusted and become exercisable for shares of FPL Group Common Stock as set forth in Section 2.3 of this Agreement.

(o)           Accounting Matters.  GEXA shall have filed its Form 10-K with the SEC for the year ended December 31, 2004, and GEXA’s accounting firm shall have issued an unqualified opinion with respect to the financial statements issued as a part thereof, and the GEXA Audited Financial Statements shall not be materially different from the GEXA Unaudited Financial Statements provided to the FPL Parties prior to the date of this Agreement.

(p)           Continental Agreement.  Unless Continental Airlines, Inc. (“Continental”) shall have terminated the Continental Agreement (as defined below) in accordance with its terms, GEXA and Continental shall have entered into an amendment to that certain OnePass Participation Agreement dated as of November 25, 2003, between GEXA and Continental (the “Continental Agreement”), which amendment shall be in form and substance acceptable to FPL Group and shall provide for (i) the consent of Continental to the transactions contemplated by this Agreement, (ii) the elimination of any obligation of GEXA to issue shares of its common stock to Continental in payment of Bonus or Base Miles (as such terms are defined in the Continental Agreement) and, in lieu thereof, pay such amounts in cash, and (iii) the termination of the registration rights of Continental set forth in Exhibit B to the Continental Agreement.

(q)           Retail Electric Provider License.  Approval by the PUC of either the amendment described in Section 4.4 or, if required by the PUC, the recertification described in Section 4.4 of this Agreement.

(r)            Closing Balance Sheet; Working Capital Statement.  FPL Group shall have received the Closing Balance Sheet, the Working Capital Statement and the CFO Certificate fifteen (15) days prior to the Closing Date and shall have verified and approved the accuracy of the Closing Balance Sheet and Working Capital Statement, such verification and approval not to be unreasonably withheld, which Working Capital Statement (as verified and approved) shall not set forth a Working Capital Deficiency.

(s)           Intellectual Property Assignment.  Each of the individuals listed in Schedule 6.2(s) shall have executed and delivered an assignment of intellectual property rights substantially in the form provided by the FPL Parties.

(t)            TBCL.  The GEXA board of directors shall have approved, pursuant to Article 13.03 of the TBCL, and not withdrawn such approval of this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby.

6.3           Conditions to the Obligations of GEXA.  The obligations of GEXA to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, the imposition of which is solely for the benefit of GEXA and any one or more of which may be expressly waived by GEXA, in its sole discretion, except as otherwise required by law:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of the FPL Parties contained herein (i) modified by the phrase “Material Adverse Effect” or any other materiality modifier shall have been true and correct in all respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and (ii) the other representations and warranties of the FPL Parties contained herein shall have been true and correct in all material respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date). GEXA shall have received a certificate dated the Closing Date signed by an executive officer of each of the FPL Parties certifying to the fulfillment of this condition.

(b)           Performance of Agreements.  FPL Group, Holdings and Sub shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Closing Date.  GEXA shall have received a certificate dated the Closing Date signed by an executive officer of FPL Group, Holdings and Sub certifying to the fulfillment of this condition.

(c)           Intentionally Omitted.

(d)           Tax Opinion.  GEXA shall have received an opinion from Porter & Hedges, L.L.P., counsel to GEXA, dated as of the Closing Date, in form and substance reasonably satisfactory to GEXA, substantially to the effect that the Merger will constitute a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code.

(e)           D&O Tail Policy.  The Tail Policy referred to in Section 5.3 shall be effective as of the Effective Time.

(f)            Legal Opinion.  A legal opinion shall have been executed and delivered by counsel to the FPL Parties (which may include the General Counsel of FPL Group), which opinion shall be substantially in form attached hereto as Exhibit D.

(g)           Material Adverse Change.  Since December 31, 2004, except as disclosed in or contemplated by any Exchange Act filing made on or prior to the date of this Agreement, there shall not have been any event, occurrence, fact, condition, change or effect (individually or in the aggregate) resulting in or reasonably likely to result in a material adverse change in the business, assets, properties, results of operations, or financial condition of FPL Group and its Subsidiaries taken as a whole.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1           Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time whether before or after approval by the stockholders of GEXA:

(a)           by mutual written consent of the FPL Parties and GEXA (as evidenced by the approval of their respective board of directors);

(b)           by the FPL Parties if there has been a material breach by GEXA of any representation, warranty, covenant or agreement set forth in this Agreement that would result in a failure of a condition set forth in Section 6.2(a) or (b) and which breach, if not a willful breach (to which no cure period shall apply), has not been cured within fifteen (15) Business Days following receipt by the breaching party of notice of such breach, but only if the FPL Parties are not then themselves in material breach of any representation, warranty, covenant or agreement hereunder;

(c)           by GEXA if there has been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement that would result in a failure of a condition set forth in Section 6.3(a) or (b) and which breach, if not a willful breach (to which no cure period shall apply), has not been cured within fifteen (15) Business Days following receipt by the breaching party of notice of such breach, but only if GEXA is not then itself in material breach of any representation, warranty, covenant or agreement hereunder;

(d)           by the FPL Parties or GEXA if the Merger shall not have been consummated before July 31, 2005 (or such later date as may be agreed to by FPL Group and GEXA); provided, however, that such date shall, at the election of the FPL Parties or GEXA, be extended to August 31, 2005, if the Proxy Statement has not been mailed to the GEXA stockholders by July 1, 2005 because the Registration Statement has not been declared effective by the SEC and the failure of the Merger to occur on or before the original date has not been principally caused by action or failure to act constituting a breach, in any material respect, of this Agreement, by the party seeking such extension; provided, further, that a party may not terminate this Agreement under this Section 7.1(d) if the failure has been caused by such party’s material breach of this Agreement;

(e)           by the FPL Parties or GEXA, if this Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of GEXA at the Stockholders’ Meeting prior to the applicable date set forth in subsection (d), above;

(f)            by the FPL Parties or GEXA, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable; and

(g)           by FPL Group, if (i) the Board of Directors of GEXA shall withdraw, modify, condition, change in a manner adverse to FPL Group, or shall not present, the Recommendation, or shall have resolved to do any of the foregoing; (ii) the Board of Directors of GEXA shall have presented or recommended to the stockholders of GEXA a Superior Acquisition Proposal or shall have failed to present to the stockholders for vote the Merger as contemplated by this Agreement; (iii) GEXA shall have entered into any agreement with respect to a Superior Acquisition Proposal; or (iv) GEXA fails to perform or is otherwise in breach of its obligations under Section 4.2(b) or (c).

(h)           by GEXA in accordance and in compliance with the termination right set forth in Section 4.2(c)(iii).

7.2           Effect of Termination.  In the event this Agreement is terminated and the Merger abandoned pursuant to Section 7.1, all further obligations of the parties hereunder shall terminate except that the obligations set forth in Sections 4.1(a) and 4.1(b), Section 5.5 this Section 7.2, Section 8.2, Section 8.3, Section 8.5, Section 8.6, Section 8.7, Section 8.8, Section 8.9 and Section 8.12 shall survive; provided that, subject to Section 5.5, if this Agreement is so terminated by a party(ies) pursuant to Section 7.1(b) or (c), the terminating party(ies) shall have the right, in addition to its rights set forth in Section 8.5, to pursue all remedies available at law or in equity for breach of contract or otherwise, including, without limitation, damages relating thereto, and such right shall also survive such termination unimpaired.

ARTICLE VIII
GENERAL PROVISIONS

8.1           Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth in this Section:

“Affected Employee” has the meaning set forth in Section 5.2(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Affiliate Contracts” has the meaning set forth in Section 3.1(m)(viii).

“Affiliate Letters” has the meaning set forth in Section 4.2(d).

“Agent” means, with respect to any Person, such Person’s officers, directors, employees, attorneys, accountants, investment bankers, financial advisors or other representatives or agents.

“Agreement” has the meaning set forth in the introductory paragraph.

“Articles of Merger” has the meaning set forth in Section 1.3.

“Average Closing Date FPL Group Stock Price” means the average of the daily closing sale prices of the FPL Group Common Stock as reported on the NYSE Composite Transactions Tape (as reported by The Wall Street Journal (national edition) or, if not reported thereby, as reported by another authoritative source as mutually agreed by FPL Group and GEXA) for the 10 consecutive trading days ending on the third Business Day (including such third Business Day) immediately prior to the Closing Date.

“Benefit Plan” means all pension, retirement, savings, disability, medical, dental, health, life, death benefit, profit-sharing, stock option, fringe benefits (including, without limitation, any employee pension benefit plans as defined in Section 3(2) of ERISA and all welfare benefit plans defined in Section 3(1) of ERISA, (A) under which current or former employees of GEXA or its ERISA Affiliates are entitled to participate by reason of their employment with GEXA or its ERISA Affiliates and with respect to which GEXA or any of its ERISA Affiliates are a party or sponsor or a fiduciary thereof or by which GEXA or any of its ERISA Affiliates (or any of their rights, properties or assets) are bound or (B) with respect to which GEXA or any of its ERISA Affiliates otherwise may have any liability.

“Business Day” means any day other than a day on which (i) banks in the State of New York are authorized or obligated to be closed or (ii) the NYSE is closed.

“Certificates” has the meaning set forth in Section 2.2(b).

“CFO Certificate” has the meaning set forth in Section 4.2(g).

“Closing” has the meaning set forth in Section 1.2.

“Closing Balance Sheet” has the meaning set forth in Section 4.2(g).

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” has the meaning set forth in Section 3.1(l)(vii).

“Code” has the meaning set forth in the fourth Whereas clause of this Agreement.

“Confidentially Agreement” has the meaning set forth in Section 4.1(a).

“Continental Agreement” has the meaning set forth in Section 6.2(p) of this Agreement.

“Continental Shares” means the total number of shares of GEXA Common Stock issued between the date of this Agreement and the Effective Time pursuant to the terms and conditions of the Continental Agreement.

“Contracts” has the meaning set forth in Section 3.1(h).

“Current Assets” means the sum of the following assets of GEXA and its Subsidiaries: (a) cash and cash equivalents, (b) restricted cash (c) trade accounts receivables, net of allowance for doubtful accounts, (d) other current assets (excluding deferred taxes), and (e) capital expenditures made subsequent to December 31, 2004.

“Current Liabilities” means the sum of the following liabilities of GEXA and its Subsidiaries: (a) accrued electricity costs, (b) accounts payable and other accrued expenses, (c) income tax payable, (d) state franchise tax payable, (e) sales tax payable, (f) gross receipts tax payable, (g) customer deposits, (h) other current liabilities (excluding deferred taxes), (i) current and long-term debt and (j) accrued transmission and distribution service provider costs.

“Customer Contract” means any Contract for the sale of electricity by GEXA or any of its Subsidiaries.

“Debt” of any Person means, without duplication, (A) all indebtedness of such Person for borrowed money; (B) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (C) all obligations of such Person as lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (D) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (E) all Debt of others referred to in clauses (i) through (iv) above guaranteed directly or indirectly in any manner by such Person; and (F) all Debt of others referred to in clauses (i) through (v) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Effective Time” has the meaning set forth in Section 1.3.

“Employee Benefit Plans” has the meaning set forth in Section 3.1(l)(i).

“Employment Agreement” means the employment agreement between Neil Leibman and GEXA dated as of the date of this Agreement, the form of which is attached hereto as Exhibit E.

“Environmental Laws” has the meaning set forth in Section 3.1(n)(ii).

“ERISA” has the meaning set forth in Section 3.1(l)(i).

“ERISA Affiliates” has the meaning set forth in Section 3.1(l)(iii).

“Escrow Agreement” means the escrow agreement between Neil Leibman and FPL Group dated as of the date of this Agreement, the form of which is attached hereto as Exhibit F.

“Exchange Act” has the meaning set forth in Section 3.1(d).

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Exchange Ratio” has the meaning set forth in Section 2.1(b).

 “FPL Governmental Approvals” has the meaning set forth in Section 3.2(e)(i).

“FPL Group” has the meaning set forth in the introductory paragraph.

“FPL Group Common Stock” has the meaning set forth in Section 2.1(b).

 “FPL Group SEC Documents” has the meaning set forth in Section 3.2(k).

“FPL Third Party Consents” has the meaning set forth in Section 3.2(e)(ii).

“GAAP” has the meaning set forth in Section 3.1(d).

“GEXA” has the meaning set forth in the introductory paragraph.

“GEXA Audited Financial Statements” has the meaning set forth in Section 3.1(s).

“GEXA Common Stock” has the meaning set forth in the second Whereas clause of this Agreement.

“GEXA Designated Stockholders” means Neil M. Leibman, Sundowner Holdings Inc., Madison Leibman, Neil M. Leibman Custodian, Andrew Leibman, Neil M. Leibman Custodian, Adrianne Leibman, Neil M. Leibman Custodian, Boxer Capital Ltd., Neil M. Leibman IRA, Amy Pickett Leibman IRA, David K. Holeman, Don Aron, Dan C. Fogarty, Gaylor Investment Trust Partnership, Tom D. O’Leary, and Robert C. Orr, Jr.

“GEXA Disclosure Schedule” has the meaning set forth in Section 3.1(a).

“GEXA Financial Advisor” means Oppenheimer & Co. Inc.

“GEXA Gold” means GEXA Gold Corporation, formerly a Nevada corporation.

“GEXA Governmental Approvals” has the meaning set forth in Section 3.1(g)(i).

“GEXA Intellectual Property Rights” has the meaning set forth in Section 3.1(r)(ii).

“GEXA Per Share Value” is equal to $6.88, which amount has been calculated in reliance on the Outstanding GEXA Stock Amount.

“GEXA Permits” means all permits, registrations, licenses (including, without limitation, all licenses or registrations required as professional employer organizations and/or as control persons thereof), variances, exemptions, orders and approvals of all Governmental Entities that are necessary, appropriate or otherwise required for the operation of the business or activities of GEXA and its Subsidiaries.

“GEXA Real Property Leases” has the meaning set forth in Section 3.1(q)(ii).

“GEXA SEC Documents” has the meaning set forth in Section 3.1(d).

“GEXA Third Party Consents” has the meaning set forth in Section 3.1(g)(ii).

“GEXA Unaudited Financial Statements” has the meaning set forth in Section 3.1(s).

“Governmental Entity” means any foreign, federal, state, municipal or other governmental or regulatory department, commission, board, bureau, agency, court, tribunal, arbitrator, authority, official or instrumentality, and including without limitation the PUC and any other governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over retail electric providers in Texas.

“Hazardous Materials” means all hazardous substances, wastes, materials or constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, radioactive materials, urea formaldehyde, polychlorinated biphenyls, radon gas and related materials, including, without limitation, any such materials defined, listed, identified under or described in any applicable Environmental Laws.

“Holdings” has the meaning set forth in the introductory paragraph.

“HSR Act” has the meaning set forth in Section 3.1(g)(i).

“Injunction” has the meaning set forth in Section 6.1(e).

“Interim FPL SEC Documents”  has the meaning set forth in Section 3.2(k).

“Interim GEXA SEC Documents” has the meaning set forth in Section 3.1(d).

“Investment Company Act” has the meaning set forth in Section 3.1(u).

“knowledge” means (i) in the case of GEXA, the actual knowledge (after reasonable investigation) of each of Neil Liebman, David Holeman, Rod Danielson, Paul Schappaugh, and Tom O’Leary.

“Laws” means any law, order, statute, rule, regulation, code, judgment, decree, ordinance, rule, ruling, restriction, requirement, writ, injunction, charge, license, interpretation, constitution, decree, or other pronouncement or official act or restriction of any Governmental Entity.

“Liens” has the meaning set forth in Section 3.1(a).

“Material Adverse Change” means any event, occurrence, fact, condition, change, development or effect (individually or in the aggregate) occurring after December 31, 2004, and resulting in or reasonably likely to result in a material adverse change in the consolidated financial condition, results of operations, assets, business, or properties, of GEXA or any of its Subsidiaries, other than: (i) those specified in the GEXA Disclosure Schedule, (ii) those specified in the periodic financial statements and the related management, discussion and analysis section of the GEXA SEC Documents filed from September 30, 2004 through the day prior to the date of this Agreement and in the GEXA Unaudited Financial Statements, and (iii)

those reasonably resulting from the execution of this Agreement or the announcement or the consummation of the transactions contemplated hereby.  A Material Adverse Change shall also have occurred if there is a Working Capital Deficiency.

“Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact, condition, change, development or effect (individually or in the aggregate) that is or is reasonably likely to be materially adverse to the consolidated financial condition, business, results of operations, or assets of such Person and its Subsidiaries taken as a whole or materially and adversely affects (or is reasonably likely to materially and adversely affect) the ability of such Person to consummate the transactions contemplated by this Agreement in any respect; provided, however, that Material Adverse Effect shall exclude any adverse changes or conditions as and to the extent such changes or conditions related to or result from general economic conditions or other conditions generally affecting the United States electric power industry.

“Merger” has the meaning set forth in the first Whereas clause of this Agreement.

“NASDAQ” means the NASDAQ Small Cap Market.

“NYSE” means the New York Stock Exchange.

“Outstanding GEXA Stock Amount” is equal to 13,760,743, which amount represents the sum of (i) 10,063,160 shares of GEXA Common Stock issued and outstanding as of the date of this Agreement, and (ii) 3,697,583 shares of GEXA Common Stock underlying the Stock Options and Warrants as of the date of this Agreement (irrespective of whether such shares options or warrants are in the money, vested or subject to vesting at the Effective Time).

“Permitted Investments” means (a) direct obligations of, or obligations of the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within ninety (90) days from the date of acquisition thereof; (b) investments in commercial paper maturing within ninety (90) days from the date of acquisition thereof and having, at such date of acquisition, a short-term credit rating of A1 from S&P or P1 from Moody’s; (c) investments in certificates of deposits, bankers’ acceptances and time deposits maturing within ninety (90) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Account Agent or any Affiliate of the Account Agent or any United States office of any commercial bank organized under laws of any member nation of the Organization of Economic Cooperation and Development and having, at the date of acquisition thereof, a combined capital and surplus and undivided profits of not less than Two Hundred Fifty Million Dollars ($250,000,000); (d) either (i) direct and general obligations of any state of the United States of America or municipality or other political subdivision thereof or debt obligations of corporations organized within the United States of America, in each case if at the time of acquisition such obligation bears a credit rating of A1 from S&P or P1 from Moody’s or (ii) other obligations issued by or on behalf of any state of the United States of America or any municipality or other political subdivision thereof if at the time of acquisition such obligations have been refunded by investments irrevocably deposited in investments bearing a credit rating of A1 from S&P or P1 from Moody’s, and in the case of either (i) or (ii), maturing within ninety (90) days of the acquisition thereof; (e) mutual or money market funds, managed by reputable sponsors, consisting and which are required by their constituent documents to consist, of at least ninety-five percent (95%) of investments of the type described in clauses (a), (b), (c), or (d) above; (f) funds held in FDIC insured bank accounts; and (g) other investments substantially similar to those listed in clauses (a) – (f) above.

“Person” means any individual, corporation, partnership, firm, group (as such term is used in Section 13(d)(3) of the Exchange Act), joint venture, association, trust, limited liability company, unincorporated organization, estate, trust or other entity.

“Proxy Statement” has the meaning set forth in Section 3.1(p).

“PUC” means the Public Utility Commission of Texas.

“Qualified Transaction Proposal” has the meaning set forth in Section 4.2(c)(i).

“Recommendation” has the meaning set forth in Section 4.2(b).

“Registration Statement” has the meaning set forth in Section 3.1(p).

“Reincorporation Transaction” means the purported transfer of all assets and liabilities of GEXA Gold to GEXA pursuant to the Amended and Restated Agreement dated as of October 21, 2003.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.1(d).

“Stock Option” has the meaning set forth in Section 2.3(a).

“Stock Option Agreements” means the agreements evidencing the grant of Stock Options which, collectively, include each of the agreements listed in Section 3.1(c) of the GEXA Disclosure Schedule.

“Stockholders’ Meeting “ has the meaning set forth in Section 4.2(b).

“Sub” has the meaning set forth in the introductory paragraph.

“Sub Common Stock” has the meaning set forth in Section 2.1(a).

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Acquisition Proposal” has the meaning set forth in Section 4.2(c)(iv).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Taxes” means federal, state, county, local, foreign and other taxes (including, without limitation, net income, gross income, profits, premium, estimated, excise, stamp, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, social security (or similar), unemployment, occupation, service, service use, license, net worth, compensation, payroll, recording, windfall profits, environmental (including taxes under Section 59A of the Code), customs or import duties, capital stock, disability, registration, value added, alternative or add-on minimum, real or personal property and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto.

“Tax Return” means material returns, reports, forms or similar statements (including any attached schedules) with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“TBCL” has the meaning set forth in Section 3.1(e) of this Agreement.

“Tax Sharing Agreement Amounts” has the meaning set forth in Section 3.1(j)(i).

“Third-Party Intellectual Property Rights” has the meaning set forth in Section 3.1(r)(ii).

“Transaction Documents” means this Agreement, the Voting Agreement, the Employment Agreement and the Escrow Agreement.

“Transaction Proposal” means any inquiry, proposal or offer which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, GEXA or any of its Subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving GEXA or any of its Subsidiaries or any other material corporate transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger; provided, however, that the term “Transaction Proposal” will not include the Merger and the transactions contemplated hereby.

“Voting Agreement” has the meaning set forth in the fifth Whereas clause of this Agreement.

“Warrant” has the meaning set forth in Section 2.3(a).

“Warrant Agreements” means all of the agreements evidencing the grant of Warrants which, collectively, include each of the agreements listed in Section 3.1(c) of the GEXA Disclosure Schedule.

“Working Capital” means Current Assets minus Current Liabilities, less cash received from the exercise of Stock Options or Warrants subsequent to December 31, 2004 and on or prior to the date of the Closing Balance Sheet, plus GEXA’s out-of-pocket fees and expenses incurred subsequent to December 31, 2004, but prior to the date of the Closing Balance Sheet in connection with (i) the negotiation of this Agreement and the reasonable transaction costs in connection therewith and (ii) the payment obligation of GEXA (if any) as described in Section 3.1(c) of the GEXA Disclosure Schedule relating to the Termination Agreement dated July 7, 2004, among GEXA, Catalyst Fund Ltd. and others.

“Working Capital Deficiency” means the amount of Working Capital reflected on the Closing Balance Sheet is less than $13,500,000.

“Working Capital Statement” has the meaning set forth in Section 4.2(i).

8.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon a receipt of a transmittal confirmation if sent by facsimile or like transmission, and on the next Business Day when sent by Federal

Express, Express Mail or similar overnight courier service to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a)           If to GEXA to:

20 Greenway Plaza

Suite 600

Houston, Texas 77046

Attention:  Neil M. Liebman

Facsimile:  888-624-9274

with a copy to:

Porter & Hedges, L.L.P.

700 Louisiana, 35th Floor

Houston, Texas 77002

Attention:  Robert G. Reedy

Facsimile:  713-226-0274

If to FPL Group:

700 Universe Boulevard

Juno Beach, Florida 33408

Attention: General Counsel

Facsimile: (561) 691-7305

If to Holdings:

700 Universe Boulevard

Juno Beach, Florida 33408

Attention:  General Counsel

Facsimile:  (561) 691-7305

If to Sub:

700 Universe Boulevard

Juno Beach, Florida 33408

Attention:  General Counsel

Facsimile:  (561) 691-7305

8.3           Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.  Dollar amounts referred to in this Agreement shall not be deemed to establish any standard of materiality.

8.4           Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by written instruments signed by the parties to this Agreement, or in the case of a waiver, by the party waiving compliance.  Except where a specific period for action or inaction is provided herein, no delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.  Neither any waiver on the part of a party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

8.5           Expenses and Other Payments.

(a)           The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of their respective Agents; provided, however, that (i) the filing fee applicable to the HSR Act and (ii) the printing and mailing costs associated with delivery of the Proxy Statement and Registration Statement to the GEXA stockholders shall be shared between GEXA and FPL Group.

(b)           GEXA agrees that if this Agreement shall be terminated pursuant to:

(i)            Section 7.1(e) and within 12 months after the date of termination of this Agreement, a Business Combination (as hereinafter defined) shall have occurred or GEXA shall have entered into a definitive agreement providing for a Business Combination;

(ii)           Section 7.1(g);

(iii)          Section 7.1(h); or

(iv)          Section 7.1(b) if, within 12 months after the date of termination of this Agreement, a Business Combination (as hereinafter defined) shall have occurred or GEXA shall have entered into a definitive agreement providing for a Business Combination;

then GEXA shall pay to FPL Group an amount equal to $3,250,000, which amount, if paid, shall, in the case of Section 8.5(b)(i), (ii) or (iii), above, be the FPL Parties’ sole remedy hereunder and shall be deemed to include the reimbursement of all of the FPL Parties’ out-of-pocket fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, legal, accounting and investment banking fees and expenses.

(c)           Any payment required to be made pursuant to Section 8.5(b) shall be made as promptly as practicable but not later than two Business Days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Holdings, except that any payment to be made as the result of an event described in Section 8.5(b)(i) or (iv) shall be made as promptly as practicable, but not later than two

Business Days after the earlier to occur of the Business Combination or the execution of the definitive agreement providing for a Business Combination.

(d)           For purposes of this Section 8.5, the term “Business Combination” shall mean (i) a merger, consolidation, share exchange, business combination or similar transaction involving GEXA; (ii) a sale, lease, exchange, transfer or other disposition of 50% or more of the assets of GEXA and/or its Subsidiaries taken as a whole, in a single transaction or series of transactions; or (iii) the acquisition by any Person or “group” (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of “beneficial ownership” of 50% or more of the GEXA Common Stock whether by tender offer or exchange offer or otherwise.

8.6           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that any of the FPL Parties may assign this Agreement to any Affiliate of FPL Group without the prior written consent of GEXA, it being understood that any such assignment shall not relieve the assignor from its obligations hereunder and no such assignment would have the effect of impairing the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.7           Entire Agreement; No Third Party Beneficiaries.  This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) other than Section 5.2 and Section 5.3 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.8           Non-Survival of Representations and Warranties.  None of the representations, and warranties of the parties made in this Agreement or in any instrument delivered hereunder (excluding the other Transaction Documents) shall survive the Effective Time.  The inclusion of any item or matter in the GEXA Disclosure Schedule or FPL Disclosure Schedule is in respect of an abundance of caution and shall not be construed or deemed to be an admission that such item meets any particular standard of materiality set forth in this Agreement.

8.9           Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas applicable to agreements made and to be performed entirely within such state.  Each of the Parties hereto hereby irrevocably consents and agrees that any legal action or proceedings with respect to this Agreement shall be brought exclusively in any of the federal courts of the United States of America having subject matter jurisdiction and, if no such court has jurisdiction, then in any state court having jurisdiction. THE PARTIES ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. THE PARTIES, AFTER CONSULTING WITH COUNSEL OF THEIR CHOICE, EACH HEREBY KNOWINGLY AND VOLUNTARILY, WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES BETWEEN OR AMONG THEM ARISING UNDER OR

RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS. NO PARTY SHALL BE DEEMED TO HAVE GIVEN UP THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO BE CHARGED.

8.10         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

8.11         Specific Performance.  Except as provided in Section 8.5(b) of this Agreement, the parties hereto agree that irreparable damage would occur if any provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Texas, in addition to any other remedy to which they are entitled at law or in equity.

8.12         Damages Disclaimer.  Notwithstanding any other provision in this Agreement or the Voting Agreement, no party to this Agreement or the Voting Agreement shall be liable to any other Person (including any other party to this Agreement) for lost profits or any exemplary, punitive, demonstrative, special or consequential damages by reason of any claim or cause of action whatsoever, regardless of the cause thereof and whether such claims or causes of action arise under any state or federal statute or common law, including without limitation all claims or causes of action based on tort, contract, or express or implied rights of indemnity, contribution or subrogation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

FRM HOLDINGS, LLC

By	/s/	Charles S. Schultz
	Name:	Charles S. Schultz
	Title:	Secretary

WPRM ACQUISITION SUBSIDIARY, INC.

By	/s/	Charles S. Schultz
	Name:	Charles S. Schultz
	Title:	Secretary

GEXA CORP.

By	/s/	Neil Leibman
	Name:	Neil Leibman
	Title:	Chairman & CEO

FPL GROUP, INC.

By	/s/	Edward F. Tancer
	Name:	Edward F. Tancer
	Title:	Vice President and General Counsel